Exhibit 10.15

CLIFFORD CHANGE WONG PTE LTD

EXECUTION COPY

CLIFFORD
CHANGE
WONG
Up to $30,000,000
FACILITY AGREEMENT
dated 14th September 2007
for
PAN-CHINA RESOURCES LTD.
guaranteed by
SUNWING ENERGY LTD.
SUNWING HOLDING CORPORATION
SUNWING ZITONG ENERGY LTD.
arranged by
STANDARD BANK Plc
with
STANDARD BANK Plc
acting as Agent and Security Trustee
and
STANDARD BANK ASIA LIMITED
as Account Bank

THIS AGREEMENT is dated ___ September 2007 and made between:
(1)	PAN-CHINA RESOURCES LTD., a corporation organised and existing under the laws of the British Virgin Islands and having an office at 19th Floor, 101-6th Avenue, S.W., Calgary, Alberta, Canada T2P 3TY (the “Borrower”);

(2)	SUNWING ENERGY LTD., SUNWING HOLDING CORPORATION and SUNWING ZITONG ENERGY LTD. as guarantors (the “Guarantors”);

(3)	STANDARD BANK Plc as arranger (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as original lenders (the “Original Lenders”);

(5)	STANDARD BANK Plc as agent of the other Finance Parties (the “Agent”);

(6)	STANDARD BANK Plc as security trustee for the other Secured Parties (the “Security Trustee”);

(7)	STANDARD BANK ASIA LIMITED as account bank (the “Account Bank”); and

(8)	STANDARD BANK Plc as hedge counterparty.
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Accession Undertaking” means an undertaking in substantially the form set out in Schedule 5 (Form of Accession Undertaking).

“Accounts” means the Revenue Account and the Distribution Account.

“Accounts Assignment” means the assignment relating to the Revenue Account and the Distribution Account to be entered into between the Borrower and the Security Trustee.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Assumptions” means the Economic Assumptions and the Technical Assumptions used for the Financial Model to produce Financial Projections, as such Assumptions may be changed or subsequently determined pursuant to Clause 6 (Borrowing Base Amount).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
“Available Facility” means, from time to time, the lower of (a) the aggregate of the Available Commitments, (b) the Maximum Facility and (c) the Borrowing Base Amount.
“Availability Period” means the period from and including the date of this Agreement to the date falling three Months prior to the Termination Date.
“Bank of Montreal Account” means the account numbered 4653-643 in the name of Ivanhoe and held with Bank of Montreal, 595 Burrard Street, Vancouver, B.C., Canada or any other account as ma be agreed between the Borrower and the Agent.
“Bank of Montreal Payment Instructions” means irrevocable payment instructions, in form and substance satisfactory to the Lenders, instructing Bank of Montreal to immediately transfer to the Revenue Account all amounts received in the Bank of Montreal Account.
“Borrower Debenture” means the assignment and fixed and floating charge to be entered into between the Borrower and the Security Trustee in respect of all of the assets of the Borrower.
“Borrower Share Charge” means the charge over shares to be entered into by Sunwing Energy and the Security Trustee in relation to all of the shares in the capital of the Borrower owned by Sunwing Energy.
“Borrowing Base Amount” means the amount calculated pursuant to the Financial Model, and thereafter as determined in accordance with Clause 6 (Borrowing Base Amount), to be equal to the Projected Net Cash Flow on each Redetermination Date referred to in the Financial Model.
“Borrowing Base Asset” means at any time any Field which qualifies as a Borrowing Base Asset at such time as determined by reference to Clause 5 (Borrowing Base Assets).
“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the

Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore, Hong Kong and New York.
“Capital Expenditure” means, for any Obligor and for any period, the sum of, without duplication, all expenditures that are capital in nature made, directly or indirectly, by such Obligor or any of its Subsidiaries during such period in connection with the prospecting, exploration, development and/or production of hydrocarbon reserves or the acquisition or replacement of plant, equipment and fixed assets that have been or should be capitalised on the balance sheet of such Obligor in accordance with GAAP.
“Charged Property” means all the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
“CNPC” means China National Petroleum Corporation.
“Commitment” means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Compensation” means:
(a)	all proceeds of insurance claims received by any member of the Group (net of amounts which the relevant member of the Group must pay to any third party in respect of the relevant claim, and excluding proceeds from any claims which have been advised to the Agent prior to the date of this Agreement and which have been included in the Financial Model); and

(b)	all proceeds from any other form of loss compensation (including in relation to expropriation and liquidated damages) paid to any member of the Group.
“Conditions Subsequent” means each of the documents and evidence listed in Schedule 11 (Conditions Subsequent).
“Consolidated Current Ratio” at any time means the ratio of the Group’s assets to its liabilities, as set out in the most recent financial statements delivered pursuant to Clause 21.1.1.
“Consolidated Net Income” means, for any Measurement Period, the net income (or loss) of the Borrower and its Subsidiaries, excluding any extraordinary items (including any net non-cash gains or losses arising from the sale, exchange, retirement or other disposition of capital assets other than in the ordinary course of business and any write up or write down of assets during such Measurement Period), all as determined on a consolidated basis in accordance with GAAP.
“Consolidated Tangible Net Worth” means the value of the assets of the Group less the liabilities of the Group (but excluding any Subordinated Indebtedness owed by any member of the Group to any other member of the Group or to Ivanhoe), as set out in the most recent financial statements delivered pursuant to Clause 21.1.1.
“Control” means in respect of a person by another person that that other person has the power to direct the management and policies of such person, whether through the ownership of voting capital, by contract or otherwise.
“Creditors” means the Lenders and the Hedge Counterparties.
“Dagang Field” means the exploration and production area forming part of the Dagang PSC.
“Dagang PSC” means the production sharing contract dated 8 September 1997 between the Borrower and CNPC, as amended from time to time.
“Debt Service” in respect of any period means the amount of principal and interest on any Financial Indebtedness payable by the Group during such period.
“Debt to EBITDA Ratio” means, at any time, the ratio of (a) Total Debt at such time to (b) EBITDA during the immediately preceding twelve (12) months.
“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.
“Discounted Projected Net Cash Flow” means, from the relevant date upon which the calculation is made to the relevant date to which the calculation is to refer, the aggregate of all Projected Net Cash Flow arising in such period, discounted annually at the Discount Rate to the date upon which the calculation is made.
“Discount Rate” means, for any calculation period, the discount rate set out in the relevant Financial Projection.
“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,
(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Distribution Account” means the account designated as such bearing the account number to be advised by the Account Bank to the Borrower in the name of the Borrower opened with the Account Bank (as such account may be re-designated, substituted or replaced from time to time).
“Dormant Subsidiary” means a company that has no business operations, employees or material assets or liabilities.
“EBITDA” means, in respect of any Measurement Period and without duplication, Consolidated Net Income for such period plus, to the extent deducted in calculating such Consolidated Net Income, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses, and (f) any other non-cash charges, minus, to the extent included in calculating such Consolidated Net Income, the sum of (x) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise specified as a separate item in calculating such Consolidated Net Income, gains on the sales of assets outside of the ordinary course of business) and (y) any other non-cash income, all as determined on a consolidated basis in accordance with GAAP.
“Economic Assumptions” means assumptions as to interest rates, inflation rates, exchange rates, crude oil prices, gas prices, tariffs, tax rates (including withholding taxes) and any other inputs relating to amounts due under the Finance Documents, hedging agreements and other agreements under which Financial Indebtedness arises or may arise, and which are inputs to the Financial Model in producing a Financial Projection.
“Enforcement Action” means:
(a)	the acceleration of any Liabilities or any declaration that any Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Lender to perform its obligations under, or of any mandatory prepayment arising under, the Finance Documents) or payable on demand or the premature termination or close out of any Hedge Liabilities;

(b)	the taking of any steps to enforce or require the enforcement of any Transaction Security (including the crystallisation of any floating charge forming part of the Transaction Security);

(c)	the making of any demand against an Obligor in relation to any guarantee, indemnity or other assurance against loss in respect of any Liabilities or exercising any right to require an Obligor to acquire any Liability (including exercising any put or call option against an Obligor for the redemption or purchase of any Liability);

(d)	the exercise of any right of set-off against an Obligor in respect of any Liabilities;

(e)	the suing for, commencing or joining of any legal or arbitration proceedings against an Obligor to recover any Liabilities;

(f)	the entering into of any composition, assignment or arrangement with an Obligor; or

(g)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to the winding up, dissolution, administration or reorganisation of an Obligor or any suspension of payments or moratorium of any indebtedness of an Obligor, or any analogous procedure or step in any jurisdiction.
“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.
“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.
“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.
“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).
“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent or Security Trustee and the Borrower) setting out any of the fees referred to in Clause 13 (Fees).

“Field” means any field bearing hydrocarbons and other substances (including oil, gas, condensate, natural gas liquids and all components of any of them) in which the Borrower has a working interest.
“Finance Documents” means each of this Agreement, the Security Documents, any Fee Letter, any Hedge Agreement, any Subordination Agreement, any other document designated as such by the Agent and the Borrower and any document that amends, supplements, modifies or waives any provision of any of the foregoing.
“Finance Parties” means the Agent, the Security Trustee, the Account Bank, the Arranger and the Lenders, and “Finance Party” means any of them.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares which are capable of being redeemed prior to the Termination Date;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Financial Model” means the financial model computer programme having the capacity to:
(a)	input all Assumptions, in order to

(b)	produce the Financial Projections required pursuant to this Agreement, each within the time for delivery of each Financial Projection required under this Agreement, as the same may be modified from time to time as permitted by Clause 6.5 (Modification of Financial Model).
“Financial Projection” means a financial projection generated by running the Financial Model and which will set out, inter alia:
(a)	the Borrowing Base Amount as at the relevant Redetermination Date;

(b)	the Reserve Tail Date;

(c)	a statement of the remaining reserves in respect of each Borrowing Base Asset; and

(d)	the Projected Payments.
“Fiscal Quarter” means a calendar quarter ending on the last day of March, June, September or December.

“GAAP” means generally accepted accounting principles in Canada.

“Group” means Sunwing Holdings and its Subsidiaries.

“Half-year Date” means the last day of each of the Borrower’s Fiscal Quarters ending in June and December.

“Hedge Agreement” means an agreement entered into by the Borrower pursuant to Clause 23.13 (Hedging).

“Hedge Counterparties” means each financial institution named on the signing pages as a Hedge Counterparty and any financial institution which becomes a Hedge Counterparty in accordance with the terms of Clause 35 (Hedge Counterparties: Rights and Obligations) or Clause 26 (Change of Hedge Counterparties).

“Hedge Liabilities” means the Liabilities owed by the Borrower to the Hedge Counterparties under or in connection with the Hedge Agreements.

“Hedging Costs” means any payments required to be made to any Hedge Counterparty under any Hedge Agreement during the relevant calculation period.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Independent Engineer” means Gaffney, Cline & Associates or any other independent petroleum engineering consultant approved by the Majority Lenders.

“Independent Reserves Report” means a reserves report, prepared by the Independent Engineer or any other independent advisor acceptable to the Majority Lenders, which includes estimated oil and gas Proved Reserves, Probable Reserves, PDP Reserves, Proved Undeveloped Reserves and PDNP Reserves arising to the Group from the Borrowing Base Assets, production profiles and all costs related to the development and operations at the Borrowing Base Assets.
“Insolvency Event” means, in relation to an Obligor:
(a)	any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of that Obligor or an administrator is appointed to an Obligor;

(b)	any composition, assignment or arrangement is made with any of its creditors;

(c)	the appointment of any liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(d)	any analogous procedure or step is taken in any jurisdiction.
“Interest Cover Ratio” means, for any Measurement Period, the ratio of (a) EBITDA for such Measurement Period to (b) Interest Expense for such Measurement Period.

“Interest Expense” means, for any Measurement Period, the total interest expense of the Borrower and its Subsidiaries accrued for such period (calculated without regard to any limitations on the payment thereof, and including all interest and fees incurred in connection with any Financial Indebtedness, all capitalised interest, all commitment fees, all fees, commissions and discounts owed in respect of bankers’ acceptance financing and net amounts payable under any Hedge Agreement, all as determined on a consolidated basis in accordance with GAAP).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Ivanhoe” means Ivanhoe Energy Inc, a company incorporated under the laws of the Territory of the Yukon, Canada and having an office at 999 Canada Place, Suite 654, Vancouver, BC, Canada, V6C 3E1.

“Legal Reservations” means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable law, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).
“Lender” means:
(a)	each Original Lender; and

(b)	each bank, financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Lenders’ Technical Report” means each technical report prepared for the Lenders by the Independent Engineer, which shall include estimated oil and gas Proved Reserves, Probable Reserves, PDP Reserves, Proved Undeveloped Reserves and PDNP Reserves arising to the Group from the Borrowing Base Assets, production profiles and all costs related to the development and operations at the Borrowing Base Assets.

“Liabilities” means all present and future liabilities and obligations at any time of the Obligors to any Creditor under or in connection with the Finance Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:
(a)	any refinancing, novation, deferral or extension;

(b)	any claim for damages or restitution; and

(c)	any claim as a result of any recovery by an Obligor of a payment or discharge on the grounds of preference, and any amounts which would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings.
“LIBOR” means, in relation to any Loan, and subject to Clause 12.2 (Market Disruption):
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than sixty seven per cent. (67%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregate more than sixty seven per cent. (67%) of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than sixty seven per cent. (67%) of all the Loans then outstanding.
“Margin” means, for any Interest Period, three point seven five per cent (3.75%) per annum.

“Material Adverse Effect” means a material adverse effect on:
(a)	the business, operations, property or condition (financial or otherwise) of any Obligor;

(b)	the ability of an Obligor to perform its material obligations under any Project Document to which it is a party;

(c)	the ability of an Obligor to perform its obligations under any Finance Document;

(d)	the validity or enforceability of any Transaction Document or the rights or remedies of any Finance Party under any Finance Document or the rights or remedies of any Obligor under any Project Document; or

(e)	the priority of any Security granted or purported to be granted under any Security Document.
“Maximum Facility” means $10,000,000 or such higher amount (not exceeding $30,000,000) as the Agent may notify the Borrower from time to time.

“Measurement Period” means, on any date of determination, the most recently completed four (4) Fiscal Quarters of the Borrower.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month,

and “Monthly” will be construed accordingly. The above rules will only apply to the last Month of any period.

“Obligor” means each of the Borrower and the Guarantors.

“Onshore Payments Accounts” means:
(a)	the account numbered 12014876000220005537, maintained with China Construction Bank, Tianjin Branch, Dagang Sub-Branch of No.98, Yingbin Street, Dagang District, Tianjin, PRC, postal code: 300270; and

(b)	the account numbered 803510958808093014, maintained with Bank of China, Beijing Branch, China World Trade Center Sub-Branch of No.1, Jian Wai Avenue Beijing, China, China World Tower 2. NB 101- NB 102, postal code: 100004, into which Permitted Payments may be paid from time to time in accordance with this Agreement.

“Operating Budget” means, for any year, the operating budget agreed or determined in accordance with Schedule 10 (Operating Budgets).

“Operational Lock-Up Period” means any period during which the aggregate amounts of the Loans exceed the Borrowing Base Amount.

“Opex Reserve” has the meaning given in paragraph 6.1(a) of Schedule 7 (The Accounts).

“Original Financial Statements” means the audited consolidated financial statements of Sunwing Energy prepared in accordance with GAAP for the financial year ended December 2006.

“Party” means a party to this Agreement.

“PDNP Reserves” means reserves classified as proved developed non-producing reserves in a Lenders’ Technical Report in accordance with the principles approved by the board of directors of the Society of Petroleum Engineers, Inc. and the executive board of the World Petroleum Congress in March 1997.

“PDP Reserves” means reserves classified as proved developed producing reserves in a Lenders’ Technical Report in accordance with the principles approved by the board of directors of the Society of Petroleum Engineers, Inc. and the executive board of the World Petroleum Congress in March 1997.

“Permitted Financial Indebtedness” means any of the following:
(a)	Financial Indebtedness under the Finance Documents;

(b)	Subordinated Indebtedness;

(c)	Financial Indebtedness in respect of bank guarantees, performance bonds, letters of credit or standby letters of credit which have been taken into account in the most recent Financial Projection, in each case arising (i) in the ordinary course of trading of any member of the Group or (b) in connection with any sale, lease, transfer or other disposal permitted under Clause 23.5.2 (Negative Pledge) and not to exceed an aggregate in any financial year for all members of the Group of dollars five hundred thousand ($500,000) or its equivalent in other currencies; and

(d)	Financial Indebtedness from any member of the Group to any other member of the Group.
“Permitted Payments” means (without double counting) all costs incurred by the Borrower during the relevant calculation period which were included in the then current Operating Budget (or, for the period commencing on the date of this Agreement and ending on the first Repayment Date, were included in the Technical Assumptions used in the Financial Model) including:
(a)	transportation tariffs and sales and marketing costs (if any);

(b)	other operating costs, whether fixed or variable;

(c)	Taxes and royalties;

(d)	capital expenditure and maintenance expenditure;

(e)	Hedging Costs; and

(f)	other general and administrative expenses.
“Probable Reserves” means hydrocarbon reserves classified as such (in a Lenders’ Technical Report) in accordance with the principles approved by the Society of Petroleum Engineers.

“Project Documents” means:
(a)	the Dagang PSC and the Zitong PSC;

(b)	Kongnan Project Turnkey Drilling Contract executed by and between the Borrower and Dagang Second Drilling Engineering Company on 30 March 2007;

(c)	Zitong Project Drilling Contract executed by and between SZ and First Drilling Company of Sinopec-Zpeb SPA on 28 August 2006;

(d)	Oil Price and Transportation Fee Agreement executed by and between the Borrower and China National Petroleum Trading Corporation on 25 October 1999;

(e)	Zao Big Station Facilities Processing and Services Agreement executed by and between the Borrower and Petro-China Dagang Oilfield Company on 6 February 2005;

(f)	Duan Big Station Facilities Processing and Services Agreement executed by and between the Borrower and Petro-China Dagang Oilfield Company on 15 March 2005;

(g)	any other document designated as such by the Agent and the Borrower; and

(h)	any document that amends, supplements, modifies or waives any provision of any of the foregoing.
“Projected Net Cash Flow” means, in respect of each relevant period for which it is to be calculated, Revenues during such period minus Projected Payments during such period.

“Projected Payments” means (without double counting) all costs projected to be incurred by the Borrower during the relevant calculation period which are included in the then current Financial Projection, including:
(a)	transportation tariffs and sales and marketing costs (if any);

(b)	other operating costs, whether fixed or variable;

(c)	Taxes and royalties;

(d)	capital expenditure and maintenance expenditure;

(e)	Hedging Costs; and

(f)	other general and administrative expenses.
“Proved Reserves” means hydrocarbon reserves classified as such (in a Lenders’ Technical Report) in accordance with the principles approved by the Society of Petroleum Engineers.

“Proved Undeveloped Reserves” means reserves classified as proved undeveloped reserves in a Lenders’ Technical Report in accordance with the principles approved by the Society of Petroleum Engineers.

“PV10” means net the present value of net future cashflow discounted at a rate of 10% per annum.

“PV10 Ratio” means the ratio of (1) Financial Indebtedness of the Borrower to (2) the PV10 of the aggregate of:
(a)	in relation to the Dagang Field, the aggregate of all projected revenues arising from the PDP Reserves, 50% of all projected revenues arising from the Proved Undeveloped Reserves and 80% of all project revenues arising from the PDNP Reserves; and

(b)	in relation to the Zitong Field:
(i)	$27,000,000, until such time that the aggregate of all projected revenues arising from the PDP Reserves, 50% of all projected revenues arising from the Proved Undeveloped Reserves and 80% of all projected revenues arising from the PDNP Reserves exceeds $27,000,000; and thereafter

(ii)	the aggregate of all projected revenues arising from the PDP Reserves, 50% of all projected revenues arising from the Proved Undeveloped

Reserves and 80% of all projected revenues arising from the PDNP Reserves, in each case until the Reserve Tail Date and as determined by the Agent by reference to the most recently delivered Lenders’ Technical Report.

“Quarter Date” means the last day of each of the Borrower’s Fiscal Quarters.

“Quasi-Security” means any of the arrangements set out in Clause 23.5.2 (Negative Pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Redetermination Date” means each of the following dates:
(a)	the Business Day falling one Month prior to the second Repayment Date and every second Repayment Date thereafter;

(b)	the Business Day falling one Month prior to the date of a proposed addition of a Borrowing Base Asset pursuant to Clause 5.3 (New Fields as Borrowing Base Assets);

(c)	the Business Day falling one Month prior to the date of a proposed withdrawal of a Borrowing Base Asset pursuant to Clause 5.4.1(b) (Withdrawal of Borrowing Base Assets);

(d)	any Business Day notified by the Agent to the Borrower by not less than thirty days prior notice following the occurrence and during the continuance of a Default; and

(e)	any Business Day notified by the Agent to the Borrower by not less than thirty days prior notice following:
(i)	the occurrence of any event or circumstance which, in the opinion of the Majority Lenders, could reasonably be expected to have a Material Adverse Effect; or

(ii)	the receipt of Compensation in an amount exceeding $1,000,000 by any member of the Group; or

(iii)	receipt by the Agent of a written request from an Obligor,

provided that such notification may only be given once in any period between two Redetermination Dates.
“Reference Banks” means the Agent and/or such other banks as may be appointed by the Agent with the consent of the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Repayment Date” means the last day of each Interest Period.

“Repeating Representations” means each of the representations set out in Clauses 20.1 (Status) to and including 20.4 (Power and authority), Clause 20.6 (Governing law and enforcement), Clause 20.9 (No default) to and including Clause 20.17 (Borrowing Base Assets), sub-clauses 20.18.1(a) and 20.18.2 (Project Documents).

“Reserve Tail Date” means the date notified by the Agent to the Borrower, as determined and re-calculated in each Financial Projection, as the date on which the aggregate of the remaining Proved Reserves in the Borrowing Base Assets are projected to fall below thirty per cent. (30%) of the aggregate of the Proved Reserves as estimated in, or determined by reference to, the Lenders’ Technical Report delivered under Schedule 2, paragraph 6(g).

“Revenue Account” means the account designated as such bearing the account number to be advised by the Account Bank to the Borrower in the name of the Borrower opened with the Account Bank (as such account may be re-designated, substituted or replaced from time to time).

“Revenues” means:
(a)	for the purpose of calculating Projected Net Cash Flow:
(i)	fifty per cent (50%) of all projected earnings arising from PDP Reserves for the relevant calculation period;

(ii)	forty per cent (40%) of all projected earnings arising from PDNP Reserves for the relevant calculation period; and

(iii)	twenty five per cent (25%) of all projected earnings arising from Proved Undeveloped Reserves for the relevant calculation period; and
(b)	for all other purposes, all actual earnings of the Borrower during the relevant calculation period.
“Scheduled Redetermination Date” means each Redetermination Date referred to in paragraph (a) of the definition of “Redetermination Date”.

“Scheduled Maturity Date” means the date falling thirty six Months after the date of this Agreement.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for dollars for the relevant period, displayed on the appropriate page of the Telerate screen provided that, if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SE Debenture” means the assignment and fixed and floating charge to be entered into between Sunwing Energy and the Security Trustee in respect of all of the assets of Sunwing Energy.

“SE Share Charge” means the charge over shares to be entered into by Sunwing Holdings and the Security Trustee in relation to all of the shares in the capital of Sunwing Energy owned by Sunwing Holdings.

“Secured Obligations” means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

“Secured Parties” means the Security Trustee, the Agent, the Account Bank and each Creditor from time to time party to this Agreement, and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, hypothecation, lien (statutory or other), assignment, encumbrance, deed of trust, deposit arrangement, preference, priority or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:
(a)	the Accounts Assignment;

(b)	the Borrower Debenture;

(c)	the Borrower Share Charge;

(d)	the SE Debenture;

(e)	the SE Share Charge;

(f)	the SH Debenture;

(g)	the SH Share Charge;

(h)	the SZ Debenture;

(i)	the SZ Share Charge;

(j)	each notice and/or irrevocable payment instruction to any person, and each acknowledgment executed by any person in favour of the Security Trustee, in relation to any rights of an Obligor over which Security has been granted in favour of the Security Trustee; and

(k)	any Security entered into by any relevant Group entity pursuant to Clause 5.3.5 (New Fields as Borrowing Base Assets),

and any document that amends, supplements, modifies or waives any provision of any of the foregoing.

“SH Debenture” means the assignment and fixed and floating charge to be entered into between Sunwing Holdings and the Security Trustee in respect of all of the assets of Sunwing Holdings.

“SH Share Charge” means the charge over shares to be entered into by Ivanhoe and the Security Trustee in relation to all of the shares in the capital of Sunwing Holdings owned by Ivanhoe.

“Specified Time” means a time determined in accordance with Schedule 6 (Timetables).

“Subordinated Indebtedness” means all unsecured Financial Indebtedness of any member of the Group which is subordinated to the Financial Indebtedness outstanding under this Agreement and all other amounts owing under the Finance Documents on substantially the same terms set out in Schedule 8 (Subordination Terms) or, otherwise, on terms satisfactory to the Majority Lenders (acting reasonably).

“Subordination Agreement” means:
(a)	the agreement to be entered into between the Obligors, Ivanhoe and the Security Trustee subordinating the claims of Ivanhoe against the Obligors to the claims of the Secured Parties under the Finance Documents; and

(b)	any other agreement with any person which subordinates or purports to subordinate, on the terms set out in Schedule 8 (Subordination Terms) or on such other terms as may be acceptable to the Agent, the claims of that person with respect to an Obligor to the claims of the Secured Parties under the Finance Documents.
“Subsidiary” means in relation to any corporation or other entity, a corporation or other entity:
(a)	which is controlled, directly or indirectly, by the first mentioned corporation or other entity;

(b)	more than half the issued share capital or other entity interests of which is beneficially owned, directly or indirectly by the first mentioned corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned corporation or other entity, and for this purpose, a corporation or other entity shall be treated as being controlled by another if that other corporation or other entity is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Sunwing Energy” means Sunwing Energy Ltd., a company incorporated under the laws of Bermuda and having an office c/o Codan Services Limited, Clarendon House, Church Street, PO Box HM 666, Hamilton, HM CX, Bermuda.

“Sunwing Holdings” means Sunwing Holding Corporation, a company incorporated under the laws of Barbados and having an office at c/o Trident Corporate Services (Barbados) Limited, Whitepark House, White Park Road, PO Box 836E, Bridgetown, Barbados.

“Sunwing Zitong” means Sunwing Zitong Energy Ltd., a company incorporated under the laws of the British Virgin Islands and having an office c/o MidOcean Management and Trust Services (BVI) Limited, 9 Columbia Centre, Road Town, Tortola, British Virgin Islands.

“SZ Debenture” means the assignment and fixed and floating charge to be entered into between Sunwing Zitong and the Security Trustee in respect of all of the assets of Sunwing Zitong.

“SZ Share Charge” means the charge over shares to be entered into by Sunwing Energy and the Security Trustee in relation to all of the shares in the capital of Sunwing Zitong owned by Sunwing Energy.

“Tax” means any present or future tax, levy, impost, duty, fee, assessment, deduction, or other charge or withholding of a similar nature imposed or asserted by any jurisdiction or any department, agency, authority or other body thereof or therein (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Assumptions” means assumptions as to the business and operations of the Obligors (that do not constitute Economic Assumptions) and which are inputs to the Financial Model in producing a Financial Projection and which include such statements, projections and estimates determined in accordance with Clause 6 (Borrowing Base Amount).

“Termination Date” means the day falling on the earlier of:
(a)	the Scheduled Maturity Date; and

(b)	the Reserve Tail Date provided that if such date is not a Business Day, the Termination Date shall fall on the Business Day immediately preceding the Reserve Tail Date.
“Third Party Proceeds” means any proceeds of insurance claims in respect of third party liability or public liability (net of any costs which the relevant member of the Group must pay to any third party in respect of the relevant claim).

“Total Commitments” means the aggregate of the Commitments.

“Total Debt” means at any time the aggregate amount of all obligations of the Group for or in respect of Financial Indebtedness, excluding any such obligations owed to any other member of the Group.

“Transaction Documents” means the Finance Documents and the Project Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unscheduled Redetermination Date” means any Redetermination Date referred to in paragraphs (b) to (e) of the definition of “Redetermination Date”.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax and any other tax of a similar nature.

“Zitong Field” means the exploration and production area forming part of the Zitong PSC.

“Zitong PSC” means the production and sharing contract dated 19 September 2002 between the Borrower and CNPC, as assigned to Sunwing Zitong and as amended from time to time.
1.2	Construction
1.2.1	Unless a contrary indication appears any reference in this Agreement to:
(a)	the “Agent”, the “Arranger”, the “Security Trustee”, the “Account Bank”, the “Security Trustee”, any “Finance Party”, any “Lender”, any “Hedge Counterparty”, any “Secured Party”, any “Obligor”, any “Guarantor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “Finance Document” or “Project Document” any other agreement or instrument is a reference to that Finance Document or Project Document other agreement or instrument as amended or novated and includes any agreement or instrument that replaces it;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)	the words “include”, “includes” and “including” are not limiting;

(h)	“asset” includes a reference, in respect of a person, to the whole or any part of the present or future business, undertaking, property, assets, rights (including intellectual property rights) and revenues (including any right to receive revenues) of such person;

(i)	“or”, “other” and “otherwise” shall be construed disjunctively and not as implying similarity (unless the word “similar” or some other word of like meaning is added);

(j)	a provision of law is a reference to that provision as amended or re-enacted; and

(k)	unless otherwise indicated, a time of day is a reference to Singapore time.
1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	a Default or Event of Default “continuing” or words of similar effect shall mean a Default or Event of Default which has occurred and which has not been:
(a)	cured or remedied to the satisfaction of the Majority Lenders; or

(b)	waived in accordance with the terms of the Finance Documents.
1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America.

1.4	Third party rights
1.4.1	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of any Finance Document.

1.4.2	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving dollar loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations
2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower or a Guarantor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose of the Facility

The Borrower shall apply all amounts borrowed by it under the Facility towards:
3.1.1	the costs of developing, maintaining, operating and managing the interest of any member of the Group in any Borrowing Base Asset;

3.1.2	payment of fees, costs, and expenses incurred by the Borrower in connection with the transactions contemplated by the Finance Documents; and

3.1.3	the general corporate purposes of the Borrower.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Lenders will only be obliged to comply with Clause 7.6 (Lenders’ participation) if on the proposed Utilisation Date the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 7.6 (Lenders’ participation) if on the date of the applicable Utilisation Request and on the proposed Utilisation Date:
4.2.1	no Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by each Obligor are true in all material respects.

SECTION 3
BORROWING BASE AMOUNT
5.	BORROWING BASE ASSETS

5.1	General Rules

A Field may only be a Borrowing Base Asset to the extent of the working interest of a member of the Group in such Field and if, and for so long as:
(a)	the Group member’s interest is not subject to any Security (other than Security permitted pursuant to Clause 23.5.3 (Negative Pledge)); and

(b)	all material Authorisations applicable to it and then required to have been obtained are in full force and effect and have not been revoked.
5.2	Fields as Borrowing Base Assets

Without prejudice to Clause 5.1 (General Rules), the Dagang Field constitutes the sole Borrowing Base Asset as at the date of this Agreement.

5.3	New Fields as Borrowing Base Assets

The Borrower may at any time submit a written application to the Agent requesting, by not less than sixty days notice, that a new Field be included as a Borrowing Base Asset, in which event, such Field will become a Borrowing Base Asset with effect from the date that the Agent (acting on the instructions of the Majority Lenders) notifies the Borrower that the Majority Lenders have approved the inclusion of the new Field as a Borrowing Base Asset and that the Majority Lenders are, inter alia, satisfied that:
5.3.1	all material Authorisations applicable to, and then required to have been obtained for, the development and operation of the new Field have been obtained and are in full force and effect;

5.3.2	all relevant Field, infrastructure and pipeline information and plans has been reviewed and found satisfactory by the Agent;

5.3.3	an Independent Reserves Report in relation thereto has been provided to the Agent and approved by the Agent;

5.3.4	a Financial Projection demonstrating the Borrowing Base Amount (and being prepared using Proved Reserves and Probable Reserves at the discretion of the Agent after inclusion of the new Field) is provided to the Agent; and

5.3.5	Security acceptable to the Agent in relation to the relevant member of the Group’s interest in the new Field has been granted to the Security Trustee.
5.4	Withdrawal of Borrowing Base Assets
5.4.1	A Field shall cease to be a Borrowing Base Asset:
(a)	on the date the Agent gives notice to the Borrower that such Field fails to satisfy any of the conditions specified in Clause 5.1 (General Rules) (which notice shall specify which conditions are not satisfied); or

(b)	if, following a request from the Borrower giving not less than sixty days’ notice of its intention to withdraw a Field as a Borrowing Base Asset, the Majority Lenders consent to its withdrawal as a Borrowing Base Asset.
5.4.2	If, within five Business Days of the Agent advising the Borrower that a Field has ceased to be a Borrowing Base Asset in accordance with Clause 5.4.1(a) above, the Borrower produces evidence satisfactory to the Agent, acting reasonably, that the conditions specified in Clause 5.1 (General Rules) have been and continue to be fulfilled in respect of that Field, then such Field shall be immediately reinstated as a Borrowing Base Asset and the provisions of the Finance Documents shall continue to apply as if such Field had not ceased to be a Borrowing Base Asset.

5.4.3	Within ten Business Days of the Agent advising the Borrower that a Field has ceased to be a Borrowing Base Asset in accordance with Clause 5.4.1(a) above, and provided that the Field has not been reinstated as a Borrowing Base Asset under Clause 5.4.2 above, the Agent shall deliver to the Lenders and the Borrower a Financial Projection reflecting such withdrawal or removal as applicable and the Borrower shall, within three Business Days of receipt of such Financial Projection, make any prepayment or repayment which it becomes obliged to make as a result in accordance with Clause 8 (Repayments).

5.4.4	Following the cessation or withdrawal of any Field in accordance with this Clause 5.4 (Withdrawal of Borrowing Base Assets), and provided no Default has occurred and prepayment or repayment has been made as required in accordance with this Agreement, the Security created over such Field in favour of the Security Trustee shall be released by the Security Trustee in accordance with the terms of the Security Documents.
6.	BORROWING BASE AMOUNT

6.1	Timing of Financial Projection

A Financial Projection shall be prepared for each Redetermination Date.

6.2	Preparation of Financial Projection
6.2.1	Each Financial Projection shall be prepared by the Agent utilising the Financial Model and applying values for each of the Assumptions determined pursuant to this Clause 6 (Borrowing Base Amount) for the purposes of that Financial Projection.

6.2.2	Each Financial Projection shall be in substantially the same form as the Financial Model.

6.2.3	The Agent shall, as of each Redetermination Date and no later than five days prior to the relevant Redetermination Date, deliver a Financial Projection prepared and determined in accordance with this Clause 6 (Borrowing Base Amount) to the Borrower and each Finance Party. Each Financial Projection prepared and delivered by the Agent shall (save for manifest error) be final and binding on the Borrower and each Finance Party.

6.2.4	The Agent shall revise any Financial Projection to correct any manifest error agreed between the Agent and the Borrower.
6.3	Determination of Assumptions
6.3.1	The Agent shall, no later than thirty days prior to a Scheduled Redetermination Date, prepare and deliver to the Borrower the proposed Financial Projection for that Scheduled Redetermination Date together with the Technical Assumptions and the Economic Assumptions used in the preparation thereof. The Technical Assumptions shall be determined by the Agent acting reasonably on the basis of its good faith opinion and by reference to the Lenders’ Technical Report prepared specifically for the proposed Financial Projection and prices in the Economic Assumptions will reflect any Hedge Agreements entered into by the Obligors in respect of the Borrowing Base Assets. The Agent shall at the same time deliver to the Borrower a copy of the relevant Lenders’ Technical Report used for the purposes of the proposed Financial Projection.

6.3.2	If any of the Technical Assumptions used in the preparation of the proposed Financial Projection is disputed by the Borrower and, following good faith discussions for a period of ten Business Days, the Agent and the Borrower are unable to resolve the dispute and agree on the relevant Technical Assumption, the Agent shall prepare the Financial Projection on the basis of the Technical Assumptions drawn from the relevant Lenders’ Technical Report, as modified to take account of any changes requested by the Borrower and agreed by the Agent (acting reasonably).

6.3.3	The Economic Assumptions shall be determined by the Agent acting reasonably on the basis of its good faith opinion. If any of the Economic Assumptions used in the preparation of the proposed Financial Projection are disputed by the Borrower and, following good faith discussions for a period of ten Business Days, the Agent and the Borrower are unable to resolve the dispute and agree on the relevant Economic Assumption, the Agent shall prepare the Financial Projection on the basis of the Economic Assumptions determined by it, as modified to take account of any changes requested by the Borrower and agreed by the Agent (acting reasonably).

6.3.4	In the case of any Financial Projection to be prepared on any Unscheduled Redetermination Date, not later than twenty days prior to such Unscheduled Redetermination Date, the Agent shall notify the Borrower of all Assumptions proposed to be used for preparing the relevant Financial Projection. The Assumptions shall be determined by the Agent acting reasonably on the basis of its good faith opinion following consultation with the Borrower and otherwise, in the case of the Technical Assumptions, by reference to the Lenders’ Technical Report prepared specifically for the relevant Financial Projection (or, at the discretion of the Agent, the last-delivered Lenders’ Technical Report) and, in the case of the Economic Assumptions, prices will reflect any Hedge Agreements entered into by the Obligors in respect of the Borrowing Base Assets.

6.3.5	Subject to this Clause 6 (Borrowing Base Amount), the determination by the Agent of the Technical Assumptions and the Economic Assumptions shall be final and binding on the Borrower and shall be used in preparing the relevant Financial Projection.
6.4	Approval of Borrowing Base Amounts
6.4.1	The Agent shall, no later than fifteen days prior to a Redetermination Date, deliver the proposed Financial Projection prepared for that Redetermination Date in accordance with the foregoing provisions of this Clause 6 (Borrowing Base Amount) to each of the Lenders. Each Borrowing Base Amount as set out in the proposed Financial Projection shall be deemed approved by the Lenders if, by ten days prior to the relevant Redetermination Date, the Majority Lenders have not objected to the Economic Assumptions in the proposed Financial Projection.

6.4.2	If, no later than ten days prior to the relevant Redetermination Date, the Agent receives notice that the Majority Lenders object to the Economic Assumptions in the proposed Financial Projection pursuant to Clause 6.4.1, the Agent shall nominate up to two of the Lenders as the Agent acting reasonably considers fit for the purpose to prepare and deliver to the Agent, not later than seven days prior to the relevant Redetermination Date, its proposal as to the Economic Assumptions to apply with respect to the preparation of the Financial Projection by date falling five days prior to the relevant Redetermination Date for the relevant Redetermination Date. In the event that the Agent and the aforementioned nominated Lenders do not reach agreement as to the Economic Assumptions to apply with respect to the preparation of the Financial Projection, the Agent shall determine the Economic Assumptions on the basis of the average of the Economic Assumptions proposed by the Agent and the aforementioned nominated Lenders, save that in the case of any Economic Assumption that cannot be determined on such basis, such Economic Assumption shall be determined by the Agent taking into consideration the views of the aforementioned nominated Lenders. Upon the determination of the Economic Assumptions in accordance with this Clause 6.4.2, the Agent shall apply such Economic Assumptions together with the Technical Assumptions determined pursuant to Clause 6.3 (Determination of Assumptions) in the preparation of the Financial Projection for the relevant Redetermination Date.

6.4.3	The Assumptions as determined pursuant to this Clause 6.4 (Approval of Borrowing Base Amounts) shall be used in the Financial Projection for the relevant Redetermination Date.
6.5	Modification of Financial Model

The Agent may from time to time (following consultation with and the approval of the Borrower, such approval not to be unreasonably withheld, conditioned or delayed) modify the computer programme comprising the Financial Model to correct any deficiency in its form or structure.

6.6	Lenders’ Technical Report

The Agent shall request the Independent Engineer to deliver to the Agent, no later than forty Business Days before a Scheduled Redetermination Date and, in the sole discretion of the Agent, at any other time in relation to any Unscheduled Redetermination Date, a Lenders’ Technical Report. The Agent shall not be liable for any loss or liability incurred by any Party as a result of any delay on the part of the Independent Engineer in delivering any Lenders’ Technical Report in accordance with this Clause.

6.7	Independent Engineer Review

The Agent shall request the Independent Engineer to visit the site of the Borrowing Base Assets on an annual basis in order to review the Borrowing Base Assets and the Technical Assumptions.

SECTION 4
UTILISATION
7.	UTILISATION OF FACILITY

7.1	Delivery of a Utilisation Request for a Loan

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

7.2	Completion of a Utilisation Request for a Loan

Each Utilisation Request relating to a Loan is irrevocable and will not be regarded as having been duly completed unless:
7.2.1	the proposed Utilisation Date is a Business Day within the Availability Period; and
7.2.2	the currency and amount of the Utilisation comply with Clause 7.4 (Currency and amount of Loans).
7.3	Deemed Utilisation

If, by 9.30 a.m. (Singapore time) three Business Days prior to the last day of an Interest Period, the Borrower has not delivered to the Agent a duly completed Utilisation Request in relation to the then existing Loan then, subject to the terms of this Agreement (including the Majority Lenders being satisfied that the provisions of Clause 4.2 (Further conditions precedent) continue to be met) and unless the Borrower informs the Agent otherwise, the Borrower shall be deemed to have issued a Utilisation Request for a Loan equal to the Loan due to be repaid on such last day with a Utilisation Date being such last day.

7.4	Currency and amount of Loans
7.4.1	The currency specified in a Utilisation Request must be dollars and the requested Loan must be a minimum of $1,000,000 (and an integral multiple of $250,000) or, if less, the Available Facility.
7.4.2	The amount of any proposed Loan in a Utilisation Request must be an amount which is not more than the Available Facility.
7.5	Number of Utilisations

The Borrower may not deliver more than three Utilisation Requests for Loans during each three-month period between Repayment Dates.

7.6	Lenders’ participation
7.6.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
7.6.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

7.6.3	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

SECTION 5
REPAYMENT, PREPAYMENT AND CANCELLATION
8.	REPAYMENT

8.1	Repayment of Loans
8.1.1	The Borrower shall repay each Loan on the last day of its Interest Period provided that, subject to the terms of this Agreement:
(a)	if the Agent has received a Utilisation Request requesting a Loan on such last day of a principal amount equal to the relevant Loan to be repaid or if the Borrower shall be deemed to have issued a Utilisation Request (and having not informed the Agent otherwise) under Clause 7.3 (Deemed Utilisation), then no actual repayment of principal need be made by the Borrower on such day and no actual advance need be made by the Lenders on the relevant Utilisation Date; and
(b)	if the Agent has received a Utilisation Request requesting a Loan on such last day of a principal amount less than the relevant Loan to be repaid, then the repayment of principal required to be made by the Borrower on such day will be the difference between the relevant Loan to be repaid and the Loan requested in the Utilisation Request, and, in each case, a Loan of the principal amount requested or deemed requested in the Utilisation Request shall be deemed to have been made on such Utilisation Date.
8.1.2	The Borrower shall, on each Repayment Date, effect such repayment of the Loans as will reduce the principal amounts then outstanding under the Facility (after such repayment) to the Available Facility applicable as at that Repayment Date.
8.1.3	Subject to the terms of this Agreement, if, following an Unscheduled Redetermination Date, the Loans exceed the Available Facility as of such Unscheduled Redetermination Date, the Borrower shall, within ten Business Days of such Unscheduled Redetermination Date, repay an amount equal to the difference between the Loans and the Available Facility as at that Unscheduled Redetermination Date.
8.1.4	The Borrower must repay all outstanding Loans on the Termination Date.
8.2	Reborrowing

Subject to the terms of this Agreement, any Loan repaid or amount prepaid under the Facility shall be capable of being redrawn during the Availability Period.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

9.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

9.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

9.1.3	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
9.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount and an integral multiple of dollars one million ($1,000,000)) of the Maximum Facility. Any cancellation under this Clause 9.2 shall reduce the Commitments of the Lenders rateably.

9.3	Voluntary prepayment

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loans (but, if in part, being an amount that reduces the aggregate amount of the Loans by a minimum amount and integral multiple of $1,000,000).

9.4	Mandatory prepayment

Within three Business Days of the permitted disposal of any Borrowing Base Asset following its withdrawal as a Borrowing Base Asset in accordance with Clause 5.4 (Withdrawal of Borrowing Base Assets), the Borrower shall prepay the Loan in an amount equal to the net proceeds of such disposal (after accounting for all liabilities and costs reasonably incurred by the Group in effecting such disposal), except to the extent the Majority Lenders agree that such net proceeds may be applied, within three months of such disposal (or by such later date as Borrower and Agent, acting on instructions of the Majority Lenders, may agree), to acquire a new Field or Fields to be included as a Borrowing Base Asset in accordance with Clause 5.3 (New Fields as Borrowing Base Assets).

9.5	Right of repayment and cancellation in relation to a single Lender
9.5.1	If:
(a)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or
(b)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

9.5.2	On receipt of a notice referred to in sub-clause 9.5.1 above, the Commitment of that Lender shall immediately be reduced to zero.
9.5.3	On the last day of each Interest Period which ends after the Borrower has given notice under sub-clause 9.5.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans, together with all sums payable to it by the Borrower under Clause 15.1 (Increased costs).
9.6	Restrictions
9.6.1	Any notice of cancellation or prepayment given by any Party under this Clause 9.6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.6.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.6.3	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.6.4	No amount of any Commitment cancelled under this Agreement may be subsequently reinstated.

9.6.5	If the Agent receives a notice under this Clause 9.6 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 6
COSTS OF UTILISATION
10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
10.1.1	the Margin; and

10.1.2	LIBOR.
10.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

10.3	Default interest
10.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 10.3.2 below, is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor, as the case may be, on demand by the Agent.
10.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.
10.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Duration of Interest Periods
11.1.1	Subject to this Clause 11, the duration of each Interest Period shall be three Months (or any other period agreed between the Borrower and the Agent acting on the instructions of all the Lenders).
11.1.2	Each Interest Period for a Loan shall start on the Utilisation Date (including a deemed Utilisation Date in accordance with Clause 8.1.1) of that Loan and, notwithstanding any other provision of this Agreement, shall end on the earlier of:
(a)	the next occurring Repayment Date; and

(b)	the Termination Date.
11.1.3	Each Loan shall have one Interest Period only.

11.1.4	Where two or more Utilisation Requests for Loans are issued, or deemed to have been issued in accordance with Clause 7.3 (Deemed Utilisation), with the same Utilisation Date, then such Loans shall be consolidated into and treated as a single Loan from such date.
11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the immediately preceding Business Day.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption
12.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the LIBOR applicable to each Lender’s share of that Loan for that Interest Period shall be the rate per annum notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.
12.2.2	In this Agreement “Market Disruption Event” means:
(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty five per cent. (35)% of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
12.3	Alternative basis of interest or funding
12.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
12.3.2	Any alternative basis agreed pursuant to sub-clause 12.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
12.4	Break Costs
12.4.1	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
13.	FEES

13.1	General
The Borrower shall pay to the Arranger, the Agent and the Security Trustee all fees in the amounts and at the times agreed in a Fee Letter.
13.2	Commitment fee
The Borrower shall pay to the Agent (for the account of each Lender in the proportion that such Lender’s Available Commitment bears to the Total Commitments) a commitment fee equal to 0.50 per cent. per annum on the Available Facility, which shall be paid to the Agent for the account of the Lenders in arrear on the last day of each period of three Months which falls during the Availability Period and on the last day of the Availability Period.

SECTION 7
ADDITIONAL PAYMENT OBLIGATIONS
14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions
14.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

14.1.2	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
14.2	Tax gross-up
14.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
14.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.
14.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor, as the case may be, shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
14.2.4	If an Obligor is required to make a Tax Deduction, that Obligor, as the case may be, shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
14.2.5	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
14.3	Tax indemnity
14.3.1	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
14.3.2	Sub-clause 14.3.1 above shall not apply:
(a)	with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.2 (Tax gross-up).
14.3.3	a Protected Party making, or intending to make a claim under sub-clause 14.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
14.3.4	A Protected Party shall, on receiving a payment from the Borrower under this Clause 14.3, notify the Agent.
14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
14.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
14.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor, as the case may be, which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
14.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
14.6	Value added tax
14.6.1	All amounts set out, or expressed to be payable, under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to sub-clause 14.6.2 below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

14.6.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
14.7	Tax exemption or reduction
Any Foreign Finance Party that is entitled to an exemption from or reduction in the rate of a Tax Deduction under the laws of the jurisdiction in which an Obligor is located or resident for tax purposes or under any treaty to which such jurisdiction is a party, with respect to any payments under a Finance Document, shall use reasonable efforts to deliver to that Obligor or to the Agent, and the Agent shall deliver to that Obligor, at the time or times prescribed by applicable law or regulation or reasonably requested by such Obligor or Agent, such properly completed and executed documentation prescribed by applicable law or regulation as will permit such payments to be made without Tax Deduction or at a reduced rate of Tax Deduction. In addition, a Finance Party shall use reasonable efforts to deliver new applicable documentation upon the expiration or obsolescence of any previously delivered documentation or, if requested by an Obligor or Agent, such other documentation prescribed by applicable law or regulation or reasonably requested by that Obligor or Agent as will enable that Obligor or Agent to determine whether or not payments to or in respect of that Finance Party are subject to Tax Deduction or any information reporting requirements.
15.	INCREASED COSTS
15.1	Increased costs
15.1.1	Subject to Clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made, enacted or imposed after the date of this Agreement.

15.1.2	In this Agreement “Increased Costs” means:
(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
15.2	Increased cost claims
15.2.1	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3	Exceptions
15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in sub-clause 14.3.2 of Clause 14.3 (Tax indemnity) applied); or

(c)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation.
15.3.2	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

15.3.3	Clause 15.1 (Increased Costs) does not apply to the extent that any Increased Cost is claimed by a Finance Party and that Finance Party is repaid in full pursuant to Clause 9.5 (Right of repayment and cancellation in relation to a single Lender).
16.	OTHER INDEMNITIES
16.1	Currency indemnity
16.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor, as the case may be, shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
16.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Other indemnities
The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
16.2.1	the occurrence of any Event of Default;

16.2.2	a failure by an Obligor to pay any amount due from it under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 38 (Turnover of Receipts) or 39 (Sharing);

16.2.3	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party); or

16.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or as required under Clause 9.4 (Mandatory Prepayment).
16.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.4	Indemnity to the Security Trustee
16.4.1	The Borrower shall promptly indemnify the Security Trustee and any Receiver or Delegate against any cost, loss or liability reasonably incurred by it as a result of:
(a)	the taking, holding, protection or enforcement of the Transaction Security;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in them by the Finance Documents or by law;

(c)	any default by an Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(d)	which otherwise relate to any of the Transaction Security or the performance of the terms of this Agreement (otherwise than as a result of its gross negligence or wilful misconduct).
16.4.2	The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain from the proceeds of enforcement of the Transaction Security, all sums necessary to give effect to the indemnity in this Clause 16.4.
17.	MITIGATION BY THE LENDERS
17.1	Mitigation
17.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Sub-clause 17.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2	Limitation of liability
17.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18.	COSTS AND EXPENSES
18.1	Transaction expenses
The Borrower shall within three Business Days of demand pay the Agent, the Security Trustee, the Account Bank and the Arranger the amount of all costs and expenses (including legal fees and out of pocket costs and expenses) reasonably incurred by any of them in connection with negotiation, preparation, printing and execution of:
18.1.1	this Agreement and the other Finance Documents; and

18.1.2	any other Finance Documents executed after the date of this Agreement, and in connection with the perfection of all Security granted or purported to be granted pursuant to the Transaction Security.
18.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 43.8 (Change of currency) in each case in relation to a

Finance Document, the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all external costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.
18.3	Enforcement costs
The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement or preservation of any rights under any Finance Document, the Transaction Security and any proceedings instituted by or against any Finance Party as a consequence of taking, holding or enforcing the Transaction Security or of exercising those rights, powers and remedies.
18.4	Independent Engineer’s fees
The Borrower shall, within 15 Business Days of demand, pay to the Agent the amount of all fees and expenses reasonably incurred by the Independent Engineer in carrying out its duties pursuant to Clauses 6.6 (Lenders’ Technical Report) and 6.7 (Independent Engineer Review).

SECTION 8
GUARANTEE
19.	GUARANTEE AND INDEMNITY
19.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
19.1.1	guarantees to each Finance Party, as principal obligor and not merely as surety, punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

19.1.2	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

19.1.3	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover, except where the Finance Parties (or the Agent on their behalf) expressly agree otherwise.
19.2	Continuing guarantee
This guarantee is a continuing guarantee and shall extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
19.3	Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
19.3.1	the liability of each Obligor will continue as if the discharge or arrangement had not occurred; and

19.3.2	each Finance Party shall be entitled to recover the value or amount of that payment, security or other disposition as if the payment, discharge, avoidance, reduction or restoration had not occurred.
19.4	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.5	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
19.5.1	without affecting the liability of any Guarantor under this Clause, refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

19.5.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19 (Guarantee and Indemnity).
19.6	Deferral of Guarantors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
19.6.1	to be indemnified by an Obligor;

19.6.2	to claim any contribution or indemnity from any other guarantor of any Obligor’s obligations under the Finance Documents;

19.6.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken or any moneys held, received or receivable pursuant to, or in connection with, the Finance Documents by any Finance Party;

19.6.4	to claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

19.6.5	to receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with this Agreement.
19.7	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 9
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20.	REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.
20.1	Status
20.1.1	It is duly organised and validly existing under the law of its jurisdiction of organisation.

20.1.2	It has the power to own its assets and carry on its business as it is being conducted.
20.2	Binding obligations
The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.
20.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:
20.3.1 any law or regulation applicable to it;

20.3.2 its constitutional documents; or

20.3.3 any agreement or instrument binding upon it or any of its assets.
20.4	Power and authority
20.4.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

20.4.2	Each of the Borrower and SZ has complied in all material respects with all PRC regulations relevant to the conduct of its business in the PRC and in respect of the Borrowing Base Assets, including all relevant SAFE rules and regulations in respect of its certificates, licenses and permits.
20.5	Validity and admissibility in evidence
All Authorisations required or desirable:
20.5.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

20.5.2	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of organisation, have been obtained or effected and are in full force and effect.

20.6	Governing law and enforcement
Subject to the Legal Reservations:
20.6.1	the choice of English law as the governing law of this Agreement and any other Finance Documents governed by English law will be recognised and enforced in its jurisdiction of organisation; and

20.6.2	any judgment obtained in England in relation to this Agreement and any other Finance Documents governed by English law will be recognised and enforced in its jurisdiction of organisation.
20.7	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.
20.8	No filing or stamp taxes
Save as specified in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), it is not necessary under the law of its jurisdiction of organisation that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
20.9	No default
20.9.1	No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

20.9.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has, or could reasonably be expected to have, a Material Adverse Effect.
20.10	No misleading information
To its knowledge, all written information supplied by it to the Lenders is true, complete and accurate in all material respects as at the date it was given, is not misleading in any material respect as of the date such written information was provided to the Lenders and was prepared in good faith and with due care, and, prior to the date of this Agreement, nothing has occurred and no information has been given or withheld that would result in any information provided being untrue or misleading in any material respect.
20.11	Financial statements
20.11.1	Its financial statements most recently delivered under Clause 21.1.1 (Financial statements) were prepared in accordance with GAAP consistently applied.

20.11.2	Its financial statements most recently delivered under Clause 21.1.1 (Financial statements) fairly represent its financial condition and operations during the financial year to which such financial statements relate.

20.11.3	There has been no material adverse change in its business or financial condition since 31 December 2006 or, if later, the date of the most recent audited financial statements delivered under Clause 21.1.1 (Financial statements).

20.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
20.13	No proceedings pending or threatened
No litigation, arbitration, administrative or regulatory proceedings of or before any court, arbitral body or agency (or investigation before any Governmental body or agency of which it is aware) which, if adversely determined, could reasonably be expected, by themselves or together with any other such proceedings to have a Material Adverse Effect are current or (to the best of its knowledge and belief) pending or threatened against it.
20.14	Environmental laws
20.14.1	It is in compliance with Clause 23.9 (Environmental compliance) and to the best of its knowledge and belief no circumstances have occurred which would prevent such compliance in a manner or to an extent which has, or would reasonably be expected to have, a Material Adverse Effect.

20.14.2	No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against it where that claim would reasonably be expected to have, if determined against it, a Material Adverse Effect.
20.15	Security and Financial Indebtedness
20.15.1	No Security or Quasi-Security exists over all or any of the present or future assets of it or any member of the Group other than as permitted under Clause 23.5 (Negative Pledge) of this Agreement.

20.15.2	Subject to the Legal Reservations, the Security Documents create a first priority Security in favour of the Secured Parties.

20.15.3	It has no Financial Indebtedness outstanding other than Permitted Financial Indebtedness which has been disclosed to the Agent in writing.

20.15.4	It has good and marketable title to the assets which are subject to the Transaction Security.
20.16	Ranking
The Security under the Security Documents is not and shall not be subject to any prior ranking or pari passu ranking Security, other than Security referred to in Clause 23.5.3.
20.17	Borrowing Base Assets
The Borrower will have and maintain good and merchantable title to the Borrowing Base Assets, in each case to the extent of its working interests, subject to the Transaction Security.
20.18	Project Documents
20.18.1	Each Project Document delivered pursuant to Clause 4.1 (Initial conditions precedent), to its knowledge:

(a)	is true, complete and correct (and no other agreements or arrangements have been entered into in respect thereof which have not been fully disclosed to the Agent);

(b)	has not been amended or varied in any way, except as disclosed to the Agent prior to the date of this Agreement; and

(c)	is not the subject of any material dispute which has not been disclosed to the Agent.
20.18.2	The Transaction Documents constitute all material contracts and agreements:
(a)	to which the Borrower is a party; and

(b)	to which any member of the Group is a party which relate to the ownership, operation or management of the Borrower or the Borrowing Base Assets (or any part thereof).
20.19	Dormant Subsidiaries
Each of China Ivanhoe Energy Ltd., Sunwing Management Limited and Dagang Resources Ltd. is a Dormant Subsidiary.
20.20	Repetition
To the extent originally made by such Obligor on the date of this Agreement, the Repeating Representations are deemed to be made by each Obligor to each Finance Party on the date of each Utilisation Request and the first day of each Interest Period (by reference to the facts and circumstances then existing).
21.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
21.1	Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
21.1.1	except with respect to the Original Financial Statements, which may be provided at any time prior to the first Utilisation, as soon as the same become available, but in any event within one hundred and twenty days after the end of each financial year of the relevant Obligor, commencing with the financial year in which the first Utilisation occurs, the audited financial statements of each Obligor for that financial year; and

21.1.2	as soon as the same become available, but in any event within sixty days after the end of each quarter of each financial year of the relevant Obligor, commencing with the financial quarter in which the first Utilisation occurs, the unaudited financial statements of each Obligor (consisting of balance sheet, profit and loss account and cash flow statement) for that financial quarter.
21.2	Requirements as to financial statements

The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, or the accounting practices or reference periods and its auditors deliver to the Agent:
21.2.1	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

21.2.2	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
21.3	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
21.3.1	all information reasonably requested by the Agent relating to the Borrowing Base Assets;

21.3.2	all documents dispatched by any Obligor to its shareholders generally (or any class of them) or its creditors generally at the same time as they are dispatched;

21.3.3	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which could reasonably be expected, if adversely determined, to have a Material Adverse Effect;

21.3.4	promptly upon becoming aware, details of any material dispute under any Project Document which could reasonably be expected to have a Material Adverse Effect;

21.3.5	promptly upon becoming aware, any proposal to enter into any new or replacement, or effect any material amendment, supplement, modification or waiver of any provision of any Project Document;

21.3.6	promptly upon becoming aware, details of any other matters which are likely materially and adversely to affect the initial or further development, construction, installation or commissioning of any Borrowing Base Asset;

21.3.7	forthwith upon becoming aware, details of any event of force majeure (however described), or any suspension of production or transportation for a period greater than thirty days, which has occurred in respect of a Borrowing Base Asset and of which any member of the Group is aware;

21.3.8	forthwith upon becoming aware, details of material defects or material malfunctions in respect of a Borrowing Base Asset which could reasonably be expected to have a Material Adverse Effect, together with a summary detailing the action being taken to remedy such defects or malfunctions; and

21.3.9	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.
21.4	Notification of default
21.4.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

21.4.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
21.5	Monthly Reports

In respect of each Borrowing Base Asset, the Borrower shall supply to the Agent within fifteen days after the end of each calendar month a copy of the operating report prepared by its management relating to such Borrowing Base Asset in respect of that calendar month, such report to include a production summary for that calendar month, details of all drilling conducted in that calendar month and the progress of construction of any surface units during that calendar month.
21.6	Know your customer checks
21.6.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-clause 21.6.1(c) above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-clause 21.6.1(c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-clause 21.6.1(c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.6.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
22.	FINANCIAL COVENANTS

22.1	Financial covenants

The Borrower shall ensure that:
22.1.1	as at each Quarter Date falling more than nine Months after the first Utilisation Date, the Debt to EBITDA Ratio for the preceding Measurement Period does not exceed 2.5:1;

22.1.2	as at each Half-year Date falling more than six Months after the first Utilisation Date, the Interest Cover Ratio for preceding Measurement Period is not less than 3:1;

22.1.3	as at each Half-year Date falling more than six Months after the first Utilisation Date, the Consolidated Tangible Net Worth of the Borrower is not less than $35,000,000;

22.1.4	as at each Half-year Date falling on the last day of each of the Borrower’s financial years, the Consolidated Current Ratio is not less than 1:1; and

22.1.5	as at each Redetermination Date, the PV10 Ratio is not less than 2:1.
22.2	Financial testing

The financial covenants set out in Clause 22.1 (Financial covenants) shall be tested by the Agent pursuant to the then current Financial Projection on each Redetermination Date and at any other time on notice to the Borrower if the Agent reasonably considers a Default under Clause 22.1 (Financial covenants) has occurred.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:
23.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

23.1.2	supply certified copies to the Agent of,
any Authorisation required under any law or regulation to enable it to perform its obligations under the Transaction Documents to which it is a party (where the failure to obtain and comply with such Authorisation could reasonably be expected to have a Material Adverse Effect) and each other Authorisation required to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is a party.
23.2	Compliance with laws

Each Obligor shall comply in all respects with all laws (including environmental laws) to which it may be subject and shall comply with good oil and gas industry practice, if failure to comply in either case could reasonably be expected to materially impair its ability to perform its obligations under the Transaction Documents to which it is a party or if failure to comply in either case could reasonably be expected to have a Material Adverse Effect.

23.3	Financial Indebtedness

The Obligors shall ensure that no member of the Group incurs or allows to remain outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.

23.4	Capital Expenditure

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur any capital expenditure, save for that which (a) has been taken into account as a Permitted Payment in the most recent Financial Projection or (b) is to be funded from the proceeds of a Loan and has been approved by the Agent or (c) is to be funded from amounts which have been transferred from the Revenue Account to the Distribution Account in accordance with Schedule 7 (The Accounts) or from the proceeds of Subordinated Indebtedness.

23.5	Negative pledge
23.5.1	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

23.5.2	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
23.5.3	Sub-clauses 23.5.1 and 23.5.2 above do not apply to:
(a)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)	any materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, Tax and other similar liens, privileges or charges arising by operation of law and in the ordinary course of business; and

(c)	any Security entered into pursuant to any Finance Document.
23.6	Disposals and Acquisitions
23.6.1	Subject to Sub-clause 23.6.3, the Obligors shall ensure that no member of the Group shall enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset without the written consent of Security Trustee.

23.6.2	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to acquire, purchase, assume or otherwise obtain an interest in any company or any interest in any oil and/or gas acreage (whether by contract or otherwise) without the prior written consent of the Majority Lenders, such consent not to be unreasonably withheld.

23.6.3	Sub-clause 23.6.1 above does not apply to any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of business of the disposing entity and on arm’s length terms;

(b)	of a Group member’s share of production from any Borrowing Base Asset;

(c)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by any member of the Group, other than any permitted under paragraph (a) above) does not exceed $500,000 (or its equivalent in another currency or currencies) in any financial year; or

(d)	where the Borrower has satisfied the Majority Lenders that such sale, lease, transfer or other disposal will not result in:
(i)	the aggregate outstanding Loans exceeding the aggregate Borrowing Base Amounts;

(ii)	a Material Adverse Effect;

(iii)	a concentration of the Lenders’ risk;

(iv)	a breach of Clause 23.13 (Hedging); or

(v)	a breach of Clause 22.1 (Financial covenants).
23.7	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger or merger.

23.8	Change of business

The Obligors shall procure that no substantial change is made to the general nature of the business of any Obligor from that carried on at the date of this Agreement.

23.9	Environmental Compliance

Each Obligor shall (and shall procure that each member of the Group shall) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits where failure to do so would reasonably be expected to have a Material Adverse Effect.

23.10	Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same, if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group, where the claim, if determined against that member of the Group, would reasonably be expected to have a Material Adverse Effect.

23.11	Loans

No member of the Group shall make any loans nor shall it grant any credit (save in the ordinary and usual course of business) to or for the benefit of any person other than intercompany loans from any member of the Group to any other member of the Group. Each Obligor hereby agrees that, for the benefit of the Finance Parties, the provisions of Schedule 8 (Subordination Terms) shall be deemed incorporated, mutatis mutandis into any intercompany loan entered into by it with another Obligor and that it will comply with the provisions of Schedule 8 (Subordination Terms).

23.12	Dividends

The Borrower shall not make any payment for the purchase, redemption, retirement or acquisition of its own shares or pay, make or declare any dividend or other distribution in respect of any financial year except with funds standing to the credit of the Distribution Account.

23.13	Hedging
23.13.1	The Borrower shall comply with the requirements of Schedule 9 (Hedging).

23.13.2	Save in accordance with Schedule 9 (Hedging) the Obligor shall ensure that no member of the Group enters into any hedging transaction.
23.14	Taxation

The Borrower shall ensure that each member of the Group will:
23.14.1	duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld); and

23.14.2	maintain its tax residence in a jurisdiction reasonably acceptable to the Majority Lenders.
23.15	Further assurance
23.15.1	Each Obligor shall promptly take all necessary steps to perfect the Security created or intended to be created by it under or evidenced by the Security Documents or for the exercise of any rights powers and remedies of the Security Trustee provided by or pursuant to the Security Documents to which it is a party or by law.

23.15.2	Each Obligor shall promptly on request by the Agent take all such action as is available to it, including making all filings and registrations and issuing all notices required to be issued under the Security Documents, as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred by it on the Security Trustee by or pursuant to the Security Documents.
23.16	The Accounts

The Accounts shall be maintained and operated in accordance with Schedule 7 (The Accounts).
23.17	Borrowing Base Assets
23.17.1	The Obligors shall ensure that no member of the Group abandons or takes any action in relation to any change in operator of any Borrowing Base Asset, except with the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld).

23.17.2	The Obligors shall ensure that each member of the Group which has an interest in a Borrowing Base Asset creates Security over its interest in such Borrowing Base Asset, in favour of the Security Trustee, to the extent this is or becomes possible under applicable law.
23.18	Insurance
23.18.1	The Obligors shall ensure that each member of the Group effects and maintains or causes to be effected and maintained all such insurance over its assets and undertaking as would be maintained in accordance with good oil and gas industry practice in the relevant jurisdiction, or as may be required by any applicable law or by the terms of any of the Project Document or any other agreement to which that member of the Group is, at any time, a party.

23.18.2	The Obligors shall ensure that each member of the Group will, where any insurances are effected by it, promptly take all necessary steps to create and grant to the Security Trustee valid first priority Security over such insurances as may be reasonably acceptable to the Security Trustee and take all necessary steps to perfect such Security created or intended to be created.

23.18.3	All policies of insurance effected by it pursuant to this Clause 23.18 (Insurances) shall contain non-vitiation language reasonably acceptable to the Security Trustee.
23.19	Project Documents
23.19.1	Each Obligor shall:
(a)	comply in all respects with its obligations under each Project Document to which it is a party;

(b)	use reasonable endeavours to enforce its rights under each Project Document to which it is a party;

(c)	maintain and exercise its rights under each Project Document to which it is a party having regard to the interests of the Finance Parties;

(d)	promptly take all steps to avoid, remedy and/or mitigate any breaches under any Project Document to which it is a party caused by it or for which it is responsible;

(e)	not amend, modify or waive any provision of, or terminate, any Project Document to which it is a party, without the consent of the Agent (such consent not to be unreasonably withheld), in each case to the extent that any failure to comply with any of sub-paragraph (a) to and including (e) might have a Material Adverse Effect.
23.20	Access
23.20.1	Upon reasonable notice (except where a Default has occurred and is continuing, when no notice need be given) each Obligor shall permit each Finance Party to examine (and copy all or extracts from) its books, accounts, records and other documentation and/or data relating to its business and/or assets; provided that (subject to Clause 23.22 (Confidentiality) the above requirements shall not require any Obligor to breach any applicable laws or confidentiality requirements binding upon it.

23.20.2	The Borrower shall permit the Independent Engineer such access, to and to examine, its books, accounts, records and other documentation and/or assets as may be necessary to enable the preparation of Lenders’ Technical Reports by the Independent Engineer provided that (subject to Clause 23.22

(Confidentiality)) the above requirements shall not require any Obligor to breach any applicable laws or confidentiality requirements binding on it.
23.21	Unlawful conduct

No Obligor shall engage, directly or indirectly, in corrupt or unlawful conduct, including promising or giving any person any undue pecuniary or other reward for the purpose of obtaining or retaining business or any improper advantage.

23.22	Confidentiality

Each Obligor shall, at the request of the Agent, promptly use reasonable endeavours to obtain a release from all obligations of confidence that apply in respect of any document, arrangement or information that the Finance Parties may have a bona fide interest in reviewing pursuant to the Finance Documents.

23.23	Production

The Borrower shall ensure that, during each three month period commencing on the date hereof and ending on the Termination Date, production from the Borrowing Base

Assets is consistent with the minimum volumes required in connection with hedging pursuant to Schedule 9 (Hedging).

23.24	Payment arrangements
23.24.1	Not later than by the seventh Business Day of a calendar month, the Borrower shall issue a payment invoice in (or in substantially) the form of Schedule 12 (Form of Payment Invoice) to CNPC, instructing CNPC to make all payments due in the immediately preceding calendar month under the Dagang PSC and the Zitong PSC in dollars into the Bank of Montreal Account. The Borrower shall not revoke, terminate or amend any such payment invoice to decrease the amount demanded and shall use all reasonable efforts to ensure that CNPC complies with the terms of the relevant payment invoice and shall not change the bank account details into which such payments are to be made from those set out in Schedule 12 (Form of Payment Invoice).

23.24.2	The Borrower shall not revoke, terminate or amend the Bank of Montreal Payment Instructions and shall use all reasonable efforts to ensure that the Bank of Montreal complies with the terms of the Bank of Montreal Payment Instructions.
23.25	Conditions subsequent

Each Obligor shall (and the Borrower will ensure that each other member of the Group will) ensure that each of the Conditions Subsequent is satisfied in accordance with its terms.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 (Events of Default) is an Event of Default.

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
24.1.1	its failure to pay is caused by:
(a)	administrative or technical error; or

(b)	a Disruption Event; and
24.1.2	payment is made within three Business Days of its due date.
24.2	Financial covenants

Any requirement of Clause 22 (Financial covenants) is not satisfied.

24.3	Other obligations
24.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenant)).

24.3.2	No Event of Default under sub-clause 24.3.1 above will occur if the failure to comply is capable of remedy and the Agent reasonably believes that the relevant Obligor is taking good faith steps to effect a remedy and if such failure is remedied within ten Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
24.5	Cross default
24.5.1	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

24.5.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity or is placed on demand, in either case as a result of an event of default (however described).

24.5.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of such Obligor as a result of an event of default (however described).

24.5.4	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of such Obligor due and payable prior to its specified maturity or to place it on demand or to cancel or suspend any commitment for any such Financial Indebtedness as a result of an event of default (however described).

24.5.5	No Event of Default will occur under this Clause 24.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial

Indebtedness falling within 24.5.1 to 24.5.4 above is less than $100,000 in aggregate (or its equivalent in any other currency or currencies).
24.6	Insolvency

Any of the following occurs:
24.6.1	the Obligors taken as a whole (and without regard to Subordinated Indebtedness owed by any of them to Ivanhoe) are, or are deemed for the purposes of any law to be, unable to pay their debts as they fall due ;

24.6.2	any Obligor admits its inability to pay its debts as they fall due;

24.6.3	the value of the assets of the Obligors taken as a whole is less than their liabilities (taking into account contingent and prospective liabilities but without regard to Subordinated Indebtedness owed by any of them to Ivanhoe);

24.6.4	any Obligor suspends making payments on any of its debts or announces an intention to do so;

24.6.5	by reason of actual or anticipated financial difficulties, any Obligor commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

24.6.6	a moratorium is declared in respect of any indebtedness of any Obligor.
24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
24.7.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor other than a solvent liquidation or reorganisation of any Obligor (as the case may be) to which the Majority Lenders have consented;

24.7.2	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

24.7.3	the appointment of a liquidator (other than in respect of a solvent liquidation of such Obligor to which the Majority Lenders have consented), receiver, administrative receiver, administrator, compulsory manager or other similar officer (in each case, whether out of court or otherwise) in respect of any Obligor or any of its assets; or

24.7.4	enforcement of any Security over any asset of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.
24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of not less than $100,000 and is not discharged within ten Business Days.

24.9	Cessation of business

Any of the following occurs in respect of any Obligor:
24.9.1	it ceases, or threatens to cease, to carry on all or substantially all of its business except:
(a)	as part of a transaction described in the exceptions in sub-clauses 24.7.1 and 24.7.3 (Insolvency proceedings); or

(b)	as a result of any disposal allowed under this Agreement; or
24.9.2	any governmental authority expropriates, or threatens to expropriate all or part of its assets.
24.10	Ownership of the Obligors

At any time:
24.10.1	Ivanhoe ceases to own (legally and beneficially) one hundred per cent (100%) of the issued share capital of Sunwing Holdings.

24.10.2	Sunwing Holdings ceases to own (legally and beneficially) one hundred per cent (100%) of the issued share capital of Sunwing Energy.

24.10.3	Sunwing Energy ceases to own (legally and beneficially) one hundred per cent (100%) of the issued share capital of the Borrower.

24.10.4	Sunwing Energy ceases to own (legally and beneficially) one hundred per cent (100%) of the issued share capital of Sunwing Zitong.
24.11	Unlawfulness
24.11.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents to which it is a party.

24.11.2	Any Transaction Document is not effective or is alleged by an Obligor to be ineffective for any reason.
24.12	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document or any party to a Project Document repudiates it or evidences an intention to repudiate it.
24.13	Qualification of Accounts
The audited accounts of any Obligor delivered pursuant to Clause 21.1.1 (Financial statements) are qualified by the auditors in any material respect.
24.14	Borrowing Base Assets
All or any part of a Borrowing Base Asset is impaired, abandoned or nationalised, or production from a Borrowing Base Asset is interrupted or impaired, in each case to an extent that the Majority Lenders believe could reasonably be expected to have a Material Adverse Effect.

24.15	Management and key personnel

Financial and operational management reasonably satisfactory to the Majority Lenders ceases to be in place in relation to the Borrower and the Borrowing Base Assets.

24.16	Material adverse change

Any event or circumstance occurs which the Majority Lenders believe could reasonably be expected to have a Material Adverse Effect.

24.17	Security

Any Security Document does not, or ceases to, provide the Finance Parties the Security intended to be created thereby or any part of the Security created pursuant to any Security Document lapses, becomes impaired or ceases to be in full force and effect in accordance with its terms or ceases to constitute, to the extent provided in the Security Documents, valid and perfected Security over the Charged Property.

24.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed in accordance with Clause 36 (Entitlement to Enforce), by notice to the Borrower:
24.18.1	cancel all or any part of the Commitments whereupon they shall immediately be cancelled;

24.18.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

24.18.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

24.18.4	require the Security Trustee to take action to enforce all or any part of the Security under the Security Documents, whereupon any such action shall be taken; and/or

24.18.5	exercise all other rights under any Finance Document and/or all other remedies available at law.

SECTION 10
CHANGES TO PARTIES
25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 (Changes to the Lenders), a Lender (the “Existing Lender”) may:
25.1.1	assign any of its rights; or

25.1.2	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
25.2	Conditions of assignment or transfer
25.2.1	The consent of the Borrower, any other Obligor or any other person is not required for an assignment of any of its rights or transfer by novation of any of its rights and obligations by a Lender.

25.2.2	An assignment will only be effective on execution by the Agent and the Security Trustee of an Accession Undertaking delivered by the New Lender and performance by the Agent and the Security Trustee of all “know your customer” or other checks relating to any person that it requires to carry out in relation to such assignment to a New Lender, the completion of which the Agent and the Security Trustee shall promptly notify to the Existing Lender and the New Lender.

25.2.3	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

25.2.4	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
25.3	Assignment or transfer fee
The New Lender and any new Hedge Counterparty shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $500.

25.4	Limitation of responsibility of Existing Lenders
25.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
25.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
25.4.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25 (Changes to the Lenders); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.5	Procedure for transfer
25.5.1	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 25.5.2 below when the Agent executes an otherwise duly completed Transfer Certificate delivered by the Existing Lender and the New Lender and the Agent and the Security Trustee execute an otherwise duly completed Accession Undertaking delivered by the new Lender. The Agent (and, in the case of an Accession Undertaking, the Security Trustee) shall as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate and a duly completed Accession Undertaking appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement (and after performance of all “know your customer” or other checks relating to any person that it requires to carry out in relation to such transfer to a New Lender) execute that Transfer Certificate and Accession Undertaking. Each Party (other than the Existing Lender, the New Lender (and, in the case of an Accession Undertaking, the Security Trustee)) irrevocably authorises the Agent to execute any such Transfer Certificate and Accession Undertaking on its behalf.
25.5.2	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Agent, the Arranger, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.
25.6	Copy of Transfer Certificate to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.
25.7	Disclosure of information
Any Creditor may disclose to any of its Affiliates, any other Finance Party and any other person:
25.7.1	to (or through) whom that Creditor assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

25.7.2	with (or through) whom that Creditor enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

25.7.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor and the Finance Documents as that Creditor shall consider appropriate if, in relation to sub-clauses 25.7.1 and 25.7.2 above, the person to whom the information is to be given has entered into a confidentiality undertaking.
26.	CHANGES TO THE HEDGE COUNTERPARTIES
A Hedge Counterparty may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of the Hedge Agreements to which it is a party if the conditions set out in Clause 35.1 (Identity of Hedge Counterparties) have been satisfied and the Agent and the Security Trustee have executed an otherwise duly completed Accession Undertaking delivered by the relevant assignee or transferee.
27.	CHANGES TO THE OBLIGORS
No Obligor may assign any of its rights or transfer or otherwise dispose of any of its rights or obligations under the Finance Documents.

SECTION 11
THE FINANCE PARTIES
28.	THE AGENT AND THE ARRANGER

28.1	Appointment of the Agent
28.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

28.1.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
28.2	Duties of the Agent
28.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

28.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

28.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

28.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

28.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
28.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
28.4	No fiduciary duties
28.4.1	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

28.4.2	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
28.5	Business with the Group
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group without consent from any Party.

28.6	Rights and discretions of the Agent and the Arranger
28.6.1	The Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
28.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
28.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

28.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

28.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

28.6.6	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
28.7	Majority Lenders’ instructions
28.7.1	Unless a contrary indication appears in a Finance Document, and subject in particular to Clauses 36 (Entitlement to Enforce) and 49 (Amendments and Waivers), the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

28.7.2	Unless a contrary indication appears in a Finance Document, and subject in particular to Clauses 36 (Entitlement to Enforce) and 49 (Amendments and

Waivers), any instructions given by the Majority Lenders will be binding on all the Finance Parties.
28.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

28.7.4	In the absence of instructions from the Majority Lenders, the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

28.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
28.8	Responsibility for documentation
Neither the Agent nor the Arranger:
28.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

28.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
28.9	Exclusion of liability
28.9.1	Without limiting sub-clause 28.9.2 below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

28.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

28.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
28.10	Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the

Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
28.11	Resignation of the Agent
28.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

28.11.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

28.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with sub-clause 28.11.2 above within thirty days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

28.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

28.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

28.11.6	The appointment of a successor shall only take effect on the date on which an otherwise duly completed Accession Undertaking delivered by the successor Agent is executed by the retiring Agent and the Security Trustee.

28.11.7	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (Role of the Agent and the Arranger). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
28.12	Confidentiality
28.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

28.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
28.13	Relationship with the Lenders
The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

28.14	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:
28.14.1	the financial condition, status and nature of each Obligor;

28.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

28.14.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

28.14.4	the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
28.15	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
28.16	Instructions to Security Trustee
The Agent shall inform the Security Trustee promptly upon the Secured Obligations being discharged in full and the Obligors having no further actual or contingent obligation under the Finance Documents.
29.	THE ACCOUNT BANK

29.1	No Agency
It is hereby agreed that the Account Bank shall be responsible for performing the functions of an account bank expressly mentioned herein and the Account Bank shall not, nor shall it be construed to be, the agent or trustee of any Finance Party.
29.2	Rights of the Account Bank
The Account Bank may:

29.2.1	engage and pay for the advice and services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

29.2.2	rely as to any matters of fact which might reasonably be expected to be within the knowledge of any other party to any Finance Document upon a certificate signed by or on behalf of such party;

29.2.3	rely upon any communication or document believed by it to be genuine; and

29.2.4	assume that no Default or Event of Default has occurred and that no other party to any Finance Document is in breach of or default under its obligations thereunder, unless it has actual knowledge or actual notice to the contrary.
29.3	Excluded Obligations
Notwithstanding anything to the contrary expressed or implied herein, the Account Bank shall not:
29.3.1	be bound to enquire as to the occurrence or otherwise of any Default or Event of Default or the performance by any other party to any of the Finance Documents of its obligations thereunder;

29.3.2	be bound to exercise any right, power or discretion vested in the Account Bank under this Agreement unless so instructed by the Agent;

29.3.3	be bound to account to any other party hereto for any sum or the profit element of any sum received by it for its own account;

29.3.4	be bound to disclose to any other person any information relating to any other person;

29.3.5	be under any fiduciary duty towards any other party hereto or under any obligations other than those for which express provision is made in the Finance Documents; and

29.3.6	be liable under this Agreement or any other Finance Document, to any person for any delay or failure to act:
(a)	during any period as a result of time differences or communication difficulties, other than by reason of its gross negligence or wilful misconduct; or

(b)	where such failure is the result of any act or omission on the part of any other person.
29.4	Indemnification of the Account Bank
Save and to the extent that the same are recovered from the Borrower, each Lender shall, from time to time within three Business Days of demand by the Agent, indemnify the Account Bank, in proportion to its share of the Total Commitments at the time of such demand against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Account Bank may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as an account bank under the Finance Documents or otherwise in the performance of its obligations thereunder.
29.5	Exclusion of the Account Bank’s Liability
The Account Bank does not accept any responsibility for the accuracy and/or completeness of any information supplied in connection with any Finance Document or for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and shall not be under any liability as a result of taking or omitting to take any action in relation to the Revenue Account, save in the case of gross negligence or wilful misconduct.
29.6	No Actions by the Account Bank
Each of the other Parties agrees that it will not assert or seek to assert against any director, officer or employee of the Account Bank any claim it might have against the Account Bank in respect of the matters referred to in Clause 29.5 (Exclusion of the Account Bank’s Liability).
29.7	Business of the Account Bank
The Account Bank may accept deposits from, lend money to and generally engage in any kind of lending or other business with any party to any Finance Document.
29.8	Cessation by the Account Bank
The Account Bank may at any time (without assigning any reason therefor) notify the Agent and the Borrower in writing that it wishes to cease to be the Account Bank hereunder and, upon receipt of such notice, the Agent may, following consultation with the Borrower, nominate another Lender as a successor to the Account Bank.
29.9	Substitution of the Account Bank
Either:
29.9.1	the Agent may and, if so instructed by the Majority Lenders, shall upon reasonable grounds and with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed); or

29.9.2	the Borrower may upon reasonable grounds and with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), remove the Account Bank from its appointment hereunder at any time by giving not less than fifteen Business Days’ prior written notice to that effect to the Account Bank, provided that:
(a)	the removal of the Account Bank shall not be effective until a successor is appointed in accordance with Clause 29.10 (Successor Account Bank); and

(b)	such successor Account Bank shall be a Lender.
29.10	Successor Account Bank
If a successor to the Account Bank is nominated under the provisions of Clause 29.8 (Cessation by the Account Bank) or Clause 29.9 (Substitution of the Account Bank):

29.10.1	the successor Account Bank shall accede to this Agreement on the date on which an otherwise duly completed Accession Undertaking delivered by the successor Account Bank is executed by the Agent and the Security Trustee;

29.10.2	the Account Bank shall (upon transfer to the successor Account Bank of the balance on the Revenue Account, the establishment by the successor of a new Revenue Account for the purposes of this Agreement and the perfection of the Security under the Charge over Accounts in relation to such new account, in each case to the satisfaction of the Security Trustee) cease to have any obligation hereunder in such capacity in relation to the Revenue Account (but without prejudice to any accrued liabilities under this Agreement) but shall remain entitled to the benefit of the provisions of this Clause 29.10 (Successor Account Bank); and

29.10.3	the successor to the Account Bank and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor to the Account Bank has been an original party hereto.
30.	THE SECURITY TRUSTEE

30.1	Trust
30.1.1	The Security Trustee declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

30.1.2	Each of the parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).
30.2	No independent power
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Trustee.
30.3	Releases
Upon a disposal of any of the Charged Property:
30.3.1	pursuant to the enforcement of the Transaction Security by a Receiver or Delegate or the Security Trustee; or

30.3.2	if that disposal is permitted under the Finance Documents,
the Security Trustee shall (at the cost of the Borrower), on direction by the Agent release that property from the Transaction Security.
30.4	Security Trustee’s instructions
The Security Trustee shall:
30.4.1	unless a contrary indication appears in this Agreement, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked;
30.4.2	be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it; and

30.4.3	be entitled to carry out all dealings with the Secured Parties through the Agent and may give to the Agent any notice or other communication required to be given by the Security Trustee to the Secured Parties.
30.5	Security Trustee’s actions

Subject to the provisions of Clause 30.4 (Security Trustee’s Instructions):
30.5.1	the Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

30.5.2	at any time after receipt by the Security Trustee of notice from the Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Trustee may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.
30.6	Security Trustee’s discretions

The Security Trustee may:
30.6.1	assume (unless it has received actual notice to the contrary from the Agent in its capacity as trustee for the Secured Parties or has, if it is also the Agent, become aware in its capacity as Agent) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

30.6.2	if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

30.6.3	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Trustee or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

30.6.4	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Lender or any Obligor, upon a certificate signed by or on behalf of that person; and

30.6.5	refrain from acting in accordance with the instructions of the Agent (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing any action or proceedings.
30.7	Security Trustee’s obligations

The Security Trustee shall promptly inform the Agent of:
30.7.1	the contents of any notice or document received by it in its capacity as Security Trustee from any Obligor under any Finance Document; and

30.7.2	the occurrence of any Default or any default by any Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Trustee has received notice from any other party to this Agreement.
30.8	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Trustee shall not:
30.8.1	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by any Obligor of its obligations under any of the Finance Documents;

30.8.2	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

30.8.3	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

30.8.4	be under any obligations other than those which are specifically provided for in the Finance Documents; or

30.8.5	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.
30.9	Exclusion of Security Trustee’s liability

The Security Trustee shall not accept responsibility or be liable for:
30.9.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Trustee or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

30.9.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security;

30.9.3	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Agent or otherwise unless directly caused by it gross negligence or wilful misconduct;

30.9.4	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the Finance Documents or the Transaction Security; or

30.9.5	any shortfall which arises on the enforcement of the Transaction Security.
30.10	No proceedings

No Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Trustee may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
30.11	Own responsibility

Without affecting the responsibility of the Borrower for information supplied by or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
30.11.1	the financial condition, status and nature of each member of the Group;

30.11.2	the legality, validity, effectiveness, adequacy and enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

30.11.3	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

30.11.4	the adequacy, accuracy and/or completeness of any information provided by the Security Trustee or by any other person under or in connection with any

Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
30.11.5	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Trustee that it has not relied on and will not at any time rely on the Security Trustee in respect of any of these matters.
30.12	No responsibility to perfect Transaction Security

The Security Trustee shall not be liable for any failure to:
30.12.1	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

30.12.2	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

30.12.3	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

30.12.4	take, or to require any Obligor to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

30.12.5	require any further assurances in relation to any of the Security Documents.
30.13	Insurance by Security Trustee
30.13.1	The Security Trustee shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

30.13.2	Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Trustee shall have failed to do so within fourteen Business Days after receipt of that request.
30.14	Custodians and nominees

The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine,

including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
30.15	Acceptance of title

The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.
30.16	Refrain from illegality

The Security Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.
30.17	Business with the Obligors

The Security Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any Obligor.
30.18	Winding up of trust

If the Security Trustee, with the approval of the Agent, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Trustee under each of the Security Documents.
30.19	Perpetuity period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.
30.20	Powers supplemental

The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.
30.21	Trustee division separate
30.21.1	In acting as trustee for the Secured Parties, the Security Trustee shall be regarded as acting through its agency or trustee division which shall be treated as a separate entity from any of its other divisions or departments;

30.21.2	If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it.
30.22	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
31.	CHANGE OF SECURITY TRUSTEE AND DELEGATION
31.1	Resignation of the Security Trustee
31.1.1	The Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the Agent.

31.1.2	Alternatively, the Security Trustee may resign by giving notice to the Agent in which case the Majority Lenders may appoint a successor Security Trustee.

31.1.3	If the Majority Lenders have not appointed a successor Security Trustee in accordance with sub-Clause 31.1.2 above within thirty days after the notice of resignation was given, the Security Trustee (after consultation with the Agent) may appoint a successor Security Trustee.

31.1.4	The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

31.1.5	The Security Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

31.1.6	Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 30 (The Security Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
31.2	Delegation
31.2.1	The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

31.2.2	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Trustee may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.
31.3	Additional Security Trustees
31.3.1	The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Trustee shall give prior notice to the Agent of that appointment.

31.3.2	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

31.3.3	The remuneration that the Security Trustee may pay to that person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.
32.	INDEMNITIES AND INFORMATION
32.1	Security Trustee’s additional remuneration
32.1.1	In the event of (i) the occurrence of a Default or (ii) the Security Trustee considering it necessary or expedient or (iii) the Security Trustee being requested by the Borrower or the Majority Lenders to undertake duties which the Security Trustee and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee under the Finance Documents, the Borrower shall pay to the Security Trustee any additional remuneration (together with any applicable VAT) as may be agreed between them.

32.1.2	If the Security Trustee and the Borrower fail to agree upon the nature of those duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Borrower (the costs of that nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.
32.2	Indemnification of the Security Trustee

Each Creditor shall (in the proportion that the Liabilities due to it bears to the aggregate of the Liabilities due to all the Creditors for the time being (or, if the Liabilities of each of those Creditors is zero, immediately prior to their being reduced to zero)), indemnify the Security Trustee, within three business days of demand, against any cost, loss or liability incurred by the Security Trustee (otherwise than by reason of the Security Trustee’s gross negligence or wilful misconduct) in acting as Security Trustee under the Finance Documents (unless the Security Trustee has been reimbursed by any Obligor pursuant to a Finance Document) and the Borrower shall indemnify each Creditor against any payment made by it under this Clause.
32.3	Information and dealing

The Creditors shall provide to the Security Trustee from time to time (through the Agent) any information that the Security Trustee may reasonably specify as being necessary or desirable to enable the Security Trustee to perform its functions as trustee. Each Creditor shall deal with the Security Trustee exclusively through the Agent. The Agent shall be under no obligation to act as agent or otherwise on behalf of any Hedge Counterparty except as specifically referred in, and for the purposes of, this Agreement.
33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
33.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

33.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

33.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 12
SECURITY AND PRIORITY
34.	SECURITY AND PRIORITY
34.1	Waiver of defences

Neither the provisions of this Agreement, nor the obligations of any Obligor hereunder, will be affected by an act, omission, matter or thing which, but for this Clause 34.1, would reduce, release or prejudice the subordination and priorities in this Agreement including:
34.1.1	any time, waiver or consent granted to, or composition with any person;

34.1.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

34.1.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Transaction Security;

34.1.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

34.1.5	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

34.1.6	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security;

34.1.7	any intermediate payment or discharge of any of the Liabilities of the Creditors in whole or in part; or

34.1.8	any insolvency or similar proceedings affecting any person.
34.2	Priorities not affected

Except as otherwise provided in this Agreement the priorities referred to in this Clause 34 (Ranking and Priority) will:
34.2.1	not be affected by any reduction or increase in the principal amount secured by the Transaction Security in respect of the Liabilities of the Creditors or by any intermediate reduction or increase in, amendment or variation to any of the Finance Documents, or by any variation or satisfaction of, any of the Liabilities or any other circumstances;

34.2.2	apply regardless of the order in which or dates upon which the Finance Documents and this Agreement are executed or registered or notice of them is given to any person; and

34.2.3	secure the Liabilities of the Creditors in the order specified, regardless of the date upon which any of the Liabilities arise or of any fluctuations in the amount of any of the Liabilities outstanding.
35.	HEDGE COUNTERPARTIES: RIGHTS AND OBLIGATIONS
35.1	Identity of Hedge Counterparties

No person providing hedging facilities to any Obligor shall be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to those hedging facilities unless they are a party to this Agreement as a Hedge Counterparty. A Lender, or an Affiliate of a Lender, may become a Hedge Counterparty, and the Liabilities arising in respect of its hedging facilities shall be treated as Hedge Liabilities, with effect from the date on which an otherwise duly completed Accession Undertaking delivered by that Lender or Affiliate has been executed by the Agent and the Security Trustee. No other person may become a Hedge Counterparty without the consent of all the Lenders.
35.2	Security

The Hedge Counterparties may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Group in respect of the Hedge Liabilities other than the Transaction Security.
35.3	Amendments

The Hedge Counterparties may not amend the Hedge Agreements in accordance with their terms at any time unless either the prior consent of the Majority Lenders is obtained or if the amendment is an administrative, technical or procedural change only.
35.4	Termination of Hedging transactions

If, on termination of any hedging transaction under the Hedge Agreements occurring after the commencement of any Enforcement Action, a settlement amount or other amount falls due:
35.4.1	from a Hedge Counterparty to an Obligor; or

35.4.2	from an Obligor to a Hedge Counterparty,
then that amount shall be paid directly to the Security Trustee, treated as the proceeds of enforcement of the Transaction Security and applied in accordance with the terms of this Agreement.
36.	ENTITLEMENT TO ENFORCE
36.1	Lenders: permitted enforcement

The Lenders may take Enforcement Action at any time an Event of Default is continuing.
36.2	Hedge Counterparties: permitted enforcement

The Hedge Counterparties shall not take any Enforcement Action at any time except that they may terminate or close out any hedging transaction under the Hedge Agreements prior to its stated maturity (and shall notify the Agent if they do so) if:

36.2.1	the Majority Lenders have accelerated their Liabilities or declared them prematurely due and payable;

36.2.2	the Majority Lenders have cancelled the Commitments and are no longer making Loans available;

36.2.3	the Borrower has defaulted on a payment due under the Hedge Agreements;

36.2.4	an Illegality or Tax Event (each as defined in the 1992 ISDA Master Agreement) has occurred in respect of any Hedge Agreement;

36.2.5	an Event of Default has occurred under Clause 24.1 (Non-payment) in respect of any Finance Document (other than a Hedge Agreement) or under Clause 24.3 (Other obligations);

36.2.6	an Event of Default has occurred under Clause 24.6 (Insolvency) or 24.7 (Insolvency Proceedings); or

36.2.7	the consent of the Majority Lenders is obtained.
36.3	Hedge Counterparties: required enforcement

The Hedge Counterparties shall promptly terminate or close out any hedging transaction under the Hedge Agreements prior to its stated maturity following a request by the Security Trustee if the Majority Lenders have accelerated their Liabilities or declared them prematurely due and payable.
37.	EFFECT OF INSOLVENCY EVENT
37.1	Acceleration and claim

After the occurrence of an Insolvency Event in relation to an Obligor, each Creditor shall be entitled (if it has not already done so) to exercise any right it may otherwise have in respect of that Obligor to:
37.1.1	accelerate any of its Liabilities or declare them prematurely due and payable or payable on demand or prematurely close out or terminate any Hedge Liabilities;

37.1.2	make a demand under any guarantee, indemnity or other assurance against loss in respect of any Liabilities of that Obligor;

37.1.3	exercise any right of set off or take or receive any payment in respect of any Liabilities; or

37.1.4	claim and prove in the liquidation of that Obligor for the Liabilities owing to it.
37.2	Payment of distributions

After the occurrence of an Insolvency Event in relation to an Obligor, the person responsible for the distribution of the assets of that Obligor shall be directed to pay any distributions in respect of any of the Liabilities to the Security Trustee until the Liabilities of the Secured Parties have been paid in full.

37.3	Insolvency Set-Off

To the extent that any of the Liabilities is discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event, any Creditor which benefited from that set-off shall pay an amount equal to the amount of its Liabilities discharged by that set-off to the Security Trustee for application in accordance with Clause 42 (Application of Proceeds).
37.4	Filing of claims

After the occurrence of an Insolvency Event in relation to an Obligor each of the Creditors irrevocably authorises the Security Trustee to:
37.4.1	take any Enforcement Action (in accordance with the terms of this Agreement);

37.4.2	demand, sue, prove and give receipt for any or all of the Liabilities;

37.4.3	collect and receive all distributions on, or on account of, any or all of the Liabilities; and

37.4.4	file claims, take proceedings and do all other things the Security Trustee considers reasonably necessary to recover the Liabilities.
37.5	Creditors’ actions

The Creditors will do all things that the Security Trustee reasonably requests in order to give effect to this Clause 37 (Effect of Insolvency Event) and, if the Security Trustee is not entitled to take any of the actions contemplated by this Clause 37 (Effect of Insolvency Event) or if the Security Trustee requests any Creditor to take that action, that Creditor will undertake those actions itself in accordance with the reasonable instructions of the Security Trustee or will grant a power of attorney to the Security Trustee (on such terms as the Security Trustee may reasonably require) to enable the Security Trustee to take such action.
37.6	Power of attorney

Each Obligor by way of security for its obligations under this Agreement, irrevocably appoints the Security Trustee to be its attorney to do anything which that Creditor has authorised the Security Trustee or any other Party to do under this Agreement or is itself required to do under this Agreement but has failed to do within five Business Days of request (and the Security Trustee may delegate that power on such terms as it sees fit).
38.	TURNOVER OF RECEIPTS
38.1	Turnover by the Creditors

Subject to Clause 38.2 (Permitted assurance and receipts) if at any time prior to the discharge in full of the Liabilities of the Creditors, any Creditor receives or recovers:
38.1.1	any payment or distribution of, or on account of or in relation to, any of the Liabilities which is not permitted by Clause 42 (Application of Proceeds);

38.1.2	any amount by way of set-off in respect of any of the Liabilities owed to them which does not give effect to a payment permitted by Clause 42 (Application of Proceeds);

38.1.3	the proceeds of any enforcement of any Transaction Security except in accordance with Clause 42 (Application of Proceeds); or

38.1.4	any distribution in cash or in kind made as a result of the occurrence of an Insolvency Event in respect of an Obligor, that Creditor will hold that amount on trust for the Security Trustee and promptly pay that amount to the Security Trustee or, if this trust cannot be given effect to or if in respect of any Creditor this trust has the effect of creating a proprietary or security interest over that amount registrable under the Companies Act 1985, that Creditor shall pay an amount equal to that receipt or recovery to the Security Trustee, in each case to be held on trust by the Security Trustee for application in accordance with the terms of this Agreement.
38.2	Permitted assurance and receipts

Nothing in this Agreement shall restrict the ability of any Creditor:
38.2.1	to arrange with any person (other than a member of the Group) any assurance against loss in respect of, or reduction of its credit exposure to, an Obligor (including assurance by way of credit based derivative or sub-participation); or

38.2.2	to receive or recover any sum in respect of its Liabilities as a result of any assignment or transfer permitted by Clause 25 (Changes to the Lenders) or 26 (Changes to the Hedge Counterparties),
and that Creditor shall not be obliged to account to any other Party for any sum received by it as a result of that action.
39.	SHARING
39.1	Recovering Creditor’s rights
39.1.1	Any amount paid by a Creditor (a “Recovering Creditor”) to the Security Trustee under Clause 37 (Effect of Insolvency Event) or 38 (Turnover of Receipts) shall be treated as having been paid by the relevant Obligor and distributed in accordance with the terms of this Agreement.

39.1.2	On a distribution of that amount by the Security Trustee, the Recovering Creditor will be subrogated to the rights of the Creditors which have shared in the redistribution.

39.1.3	If and to the extent that the Recovering Creditor is not able to rely on its rights under paragraph (b) of this Clause 39 the Borrower shall be liable to the Recovering Creditor for a debt equal to the amount received or recovered by the Recovering Creditor and paid to the Security Trustee (the “Shared Amount”) which is immediately due and payable.
39.2	Reversal of redistribution

If any part of the Shared Amount received or recovered by a Recovering Creditor becomes repayable to the Borrower and is repaid by that Recovering Creditor to the Borrower, then:

39.2.1	each Creditor which has received a share of the relevant Shared Amount shall, upon request of the Security Trustee, pay to the Security Trustee for account of that Recovering Creditor an amount equal to the appropriate part of its share of the Shared Amount (together with an amount as is necessary to reimburse that Recovering Creditor for its proportion of any interest on the Shared Amount which that Recovering Creditor is required to pay); and
39.2.2	that Recovering Creditor’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to each reimbursing Creditor for the amount so reimbursed.
39.3	Exceptions
39.3.1	Clause 38 (Turnover of Receipts) shall not apply to the extent that the Recovering Creditor would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

39.3.2	A Recovering Creditor is not obliged to share with any other Creditor any amount which the Recovering Creditor has received or recovered as a result of taking legal or arbitration proceedings, if:
(a)	it notified that other Creditor of the legal or arbitration proceedings; and

(b)	that other Creditor had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
39.4	Deferral of Subrogation

No Creditor will exercise any rights which it may have by reason of the performance by it of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Finance Documents of any Creditor which ranks ahead of it in accordance with the priorities set out in Clause 34 (Ranking and Priority) until such time as all of the Liabilities of each prior ranking Creditor have been irrevocably paid in full.

40.	ENFORCEMENT OF SECURITY

40.1	Agent’s directions

The Security Trustee will enforce the Transaction Security only at the request the Agent. At all times after the request to commence enforcement has been issued and subject to the terms of this Agreement, the Security Trustee will act on the directions of the Agent who shall be entitled to give directions and do any other things in relation to the enforcement of the Transaction Security (including in connection with, but not limited to, the disposal, collection or realisation of assets subject to the Transaction Security) that it considers appropriate including (without limitation) determining the timing and manner of enforcement against any particular person or asset.

40.2	Waiver of right to enforce

To the extent permitted under applicable law and subject to Clause 42 (Application of Proceeds), each of the Secured Parties and the Borrower waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
41.	DISPOSALS AND CLAIMS
41.1	Proceeds of disposals and claims before Enforcement Action

Prior to the commencement of any Enforcement Action on any disposal permitted by the Finance Documents:
41.1.1	if under the terms of any of the Finance Documents the proceeds from any sale, conveyance, transfer or assignment of assets or any claim under an insurance policy which are the subject of the Transaction Security, are required to be applied in mandatory prepayment of the Liabilities then those proceeds shall be applied in or towards payment of the Liabilities (other than the Hedge Liabilities) in accordance with the terms of this Agreement; and

41.1.2	the Security Trustee shall be authorised (at the cost of the Borrower) to release the assets disposed of from the Transaction Security and is authorised to execute or enter into, on behalf of and without the need of any letter of authority from the Lenders any release of the Transaction Security or any other claim over such assets and to issue any certificates of non-crystallisation of any floating charge that may, in the absolute discretion of the Security Trustee, be considered necessary or desirable.
41.2	Disposal after Enforcement Action

If any assets are sold or otherwise disposed of by (or on behalf of) the Security Trustee or by the Borrower at the request of the Security Trustee (acting on the instructions of or with the consent of the Agent) either as a result of the enforcement of the Transaction Security or a disposal by the Borrower after any Enforcement Action, the Security Trustee shall be authorised (at the cost of the Borrower) to release those assets from the Transaction Security and is authorised to execute or enter into, on behalf of and, without the need for any further authority from any of the Lenders or the Borrower:
41.2.1	any release of the Transaction Security or any other claim over that asset and to issue any certificates of non-crystallisation of any floating charge that may, in the absolute discretion of the Security Trustee, be considered necessary or desirable; and

41.2.2	if the asset disposed of consists of all of the shares in the capital of the Borrower and if the Security Trustee wishes to dispose of any Liabilities owed by the Borrower, any agreement to dispose of all or part of those Liabilities on behalf of the Finance Parties (with the proceeds thereof being applied as if they were the proceeds of enforcement of the Transaction Security) provided that the Security Trustee shall take reasonable care to obtain a fair market price in the prevailing market conditions (though the Security Trustee shall have no obligation to postpone any disposal in order to achieve a higher price).

41.3	Releases

The Creditors and the Borrower shall execute any assignments, transfers, releases or other documents that the Security Trustee may consider to be necessary to give effect to these releases or disposals provided that the proceeds of those disposals or claims are applied in accordance with Clause 41.1 (Proceeds of disposals and claims before Enforcement Action) or (if Clause 41.1 (Proceeds of disposals and claims before Enforcement Action) does not apply) as if they were the proceeds of enforcement of the Transaction Security.

42.	APPLICATION OF PROCEEDS

42.1	Order of application

All amounts from time to time received or recovered by the Agent or the Security Trustee pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be applied in the following order of priority:
42.1.1	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Account Bank, the Security Trustee and any Receiver or Delegate under the Finance Documents;

42.1.2	second, in payment of all costs and expenses reasonably incurred by a Creditor in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

42.1.3	third, in payment through the Agent to the Lenders and Hedge Counterparties for application (in accordance with the terms of the Finance Documents) towards the discharge of the Liabilities, pro rata;

42.1.4	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Agent or Security Trustee is obliged to pay in priority to the Obligors; and

42.1.5	the balance, if any, in payment to the Borrower.
The provisions of this Clause 42.1 shall override any application made by an Obligor.
42.2	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 42.1 (Order of Application) the Security Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee or of the Agent with such financial institution (including itself) and for so long as the Security Trustee shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Trustee’s discretion in accordance with the provisions of this Clause 42.2.
42.3	Currency Conversion
42.3.1	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Trustee may convert any moneys received or recovered by the Security Trustee from one currency to another, at the spot rate at which the

Security Trustee is able to purchase the currency in which the Secured Obligations are due with the amount received.
42.3.2	The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
42.4	Permitted Deductions

The Security Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

42.5	Good Discharge
42.5.1	Any payment to be made in respect of the Secured Obligations by the Security Trustee may be made to the Agent on behalf of the Lenders and to the Agent on behalf of the Hedge Counterparties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Trustee.

42.5.2	The Security Trustee is under no obligation to make the payments to the Agent under sub-Clause 42.5.1 of this Clause 42.5 in the same currency as that in which the Liabilities of the relevant Lender are denominated.
42.6	Calculation of Amounts

For the purpose of calculating any person’s share of any sum payable to or by it, the Security Trustee shall be entitled to:
42.6.1	notionally convert the Liabilities owed to any person into a common base currency (decided in its discretion by the Security Trustee), that notional conversion to be made at the spot rate at which the Security Trustee is able to purchase the notional base currency with the actual currency of that person’s Liabilities at the time at which that calculation is to be made; and

42.6.2	assume that all moneys received or recovered as a result of the enforcement of the Transaction Security are applied in discharge of the Liabilities in accordance with the terms of the Finance Documents under which those Liabilities have arisen.

SECTION 13
ADMINISTRATION
43.	PAYMENT MECHANICS

43.1	Payments to the Agent
43.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

43.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.
43.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 43.3 (Distributions to an Obligor), Clause 43.4 (Clawback) and Clause 28.15 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

43.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 44 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

43.4	Clawback
43.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

43.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
43.5	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

43.6	Business Days
43.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

43.6.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement which arises due to the operation of Clause 43.6.1, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
43.7	Currency of account
43.7.1	Subject to sub-clauses 43.7.2 and 43.7.3 below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

43.7.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

43.7.3	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
43.8	Change of currency
43.8.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
43.8.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
43.9	Disruption

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
43.9.1	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

43.9.2	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Sub-Clause 43.9.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

43.9.3	the Agent may consult with the Finance Parties in relation to any changes mentioned in Sub-Clause 43.9.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

43.9.4	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 49 (Amendments and waivers);

43.9.5	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 43.9; and

43.9.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Sub-Clause 43.9.4 above.
44.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, as the case may be, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

45.	NOTICES

45.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail.

45.2	Addresses

The address, fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
45.2.1	in the case of each Creditor and each Obligor, that identified with its name below;

45.2.2	in the case of each entity that becomes a Creditor in accordance with Clause 25 (Changes to the Lenders) or Clause 27 (Changes to Hedge Counterparties), that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

45.2.3	in the case of the Agent, the Security Trustee and the Account Bank, that identified with its name below, or any substitute address, fax number, e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
45.3	Delivery
45.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 45.2 (Addresses), if addressed to that department or officer.
45.3.2	Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by the Agent or the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Trustee’s signature below (or any substitute department or officer as the Agent or Security Trustee shall specify for this purpose).

45.3.3	All notices from or to an Obligor shall be sent through the Agent.

45.3.4	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

45.3.5	All notices to a Creditor from the Security Trustee shall be sent through the Agent.
45.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number or e-mail address or change of address, fax number or e-mail address pursuant to Clause 45.2 (Addresses) or changing its own address, fax number or e-mail address, the Agent shall notify the other Parties.

45.5	Electronic communication
45.5.1	Any communication to be made between the Agent or the Security Trustee and a Creditor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent or the Security Trustee and the relevant Creditor:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
45.5.2	Any electronic communication made between the Agent or the Security Trustee and a Creditor will be effective only when actually received in readable form and in the case of any electronic communication made by a Creditor to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or the Security Trustee shall specify for this purpose.
45.6	English language
45.6.1	Any notice given under or in connection with any Finance Document must be in English.

45.6.2	All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
46.	CALCULATIONS AND CERTIFICATES

46.1	Evidence of Indebtedness
46.1.1	Each Creditor shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Obligor to such Creditor under the Finance Documents from time to time, including the amounts payable and paid to such Creditor from time to time thereunder.

46.1.2	The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, (b) the amount of any principal, interest or any other amount due and payable or to become due and payable from an Obligor to each Lender under any Finance Document and (c) the amount of any sum received by the Agent hereunder from an Obligor and each Creditor’s share thereof.

46.1.3	The entries maintained in the accounts maintained pursuant to sub-clauses 46.1.1 and 46.1.2 above shall be prima facie evidence of the existence and amounts of the indebtedness therein recorded provided that the failure of the

Agent or any Creditor to maintain such accounts or any error therein shall not in any manner affect the obligation of the Obligor to repay such indebtedness in accordance the terms of the Finance Documents.
46.2	Certificates and Determinations

Any certification or determination by a Secured Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

46.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

47.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

48.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

49.	AMENDMENTS AND WAIVERS

49.1	Required consents
49.1.1	Subject to Clause 49.2 (Exceptions) and Clause 41.3 (Releases) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

49.1.2	The Agent or, in respect of the Security Documents, the Security Trustee, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
49.2	Exceptions
49.2.1	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin (other than as contemplated in such definition) or in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;

(e)	a change to the Borrower or Guarantor;

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 49 (Amendments and Waivers), shall not be made without the prior consent of all the Lenders.
49.2.2	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definitions of “Creditor”, “Enforcement Action”, “Liabilities”, “Hedge Liabilities”, “Hedge Agreement”, “Hedge Counterparties”, “Insolvency Event”, “Secured Parties”, “Security Documents” and “Transaction Security” in Clause 1.1 (Definitions);

(b)	Clause 26 (Changes to Hedge Counterparties);

(c)	the provisions of Section 12 (Security and Priority);

(d)	Clause 45 (Notices); or

(e)	this Clause 49,
in a manner which could reasonably be considered to be materially adverse to the Hedge Counterparties, shall not be made without the consent of the Hedge Counterparties.
49.2.3	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee, the Account Bank or the Arranger may not be effected without the consent of the Agent, the Security Trustee, the Account Bank or the Arranger, as the case may be.

49.2.4	An amendment or waiver that has the effect of changing, or which relates to, the provisions of Section 12 (Security and Priority) may be made with the consent of the Majority Lenders and the Hedge Counterparties without reference to the Obligors.
50.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

51.	FACILITY AGREEMENT PROVISIONS TO PREVAIL
In the event of a conflict between a term of this Agreement and a term of any other Finance Document, the terms of this Agreement shall prevail and such Finance Document shall continue in full force and effect as if the relevant term of this Agreement had been incorporated into such Finance Document (mutatis mutandis) in place of such conflicting term.

SECTION 14
GOVERNING LAW AND ENFORCEMENT
52.	GOVERNING LAW

This Agreement is governed by English law.

53.	ENFORCEMENT

53.1	Jurisdiction
53.1.1	For the benefit of the Finance Parties, each Obligor agrees that the courts of England have (subject to sub-clause 53.1.3) exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement and claims for set-off and counterclaim) (a “Dispute”) and for such purpose each Obligor irrevocably submits to the jurisdiction of the English courts.

53.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

53.1.3	This Clause 53.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction and each Obligor irrevocably submits to the jurisdiction of any such court. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

53.1.4	A final judgment or order in connection with a Finance Document of any court referred to in this Clause 53.1 (Jurisdiction) is conclusive and binding on each Obligor and may be enforced against it in the courts of any other jurisdiction.
53.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
53.2.1	irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

53.2.2	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

53.2.3	if the agent referred to in Clause 53.2.1 ceases to be appointed, agrees to appoint another agent with an address in England, promptly upon request by the Agent and authorises the Agent to appoint another agent if either an Obligor fails to appoint one following such request.
This Agreement has been entered into on the date stated at the beginning of this Agreement, has been signed by the Finance Parties and has been executed as a deed by the

Obligors and is intended to be and is delivered by the Obligors as a deed on the date specified above.

SCHEDULE 1
The Original Lenders

Name of Original Lender	Commitment ($)

Standard Bank Plc	10,000,000 or such higher amount (not exceeding 30,000,000) as the Original Lender may notify the Agent from time to time

SCHEDULE 2
Conditions precedent
1. Obligors
(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors or other governing body of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf and, where relevant, to affix thereto the common seal of the relevant Obligor; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of a director or secretary or chief financial officer (if authorised by the directors) of the relevant Obligor certifying that each copy document relating to each Obligor specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, securing or similar limit binding on it to be exceeded.

(e)	A certificate of incumbency from the registered agent of each of the Borrower and Sunwing Zitong.

(f)	A Certificate of Compliance relating to SE issued by the Bermudan Registry of Companies and dated no earlier than one month prior to the date of this Agreement.

(g)	A certificate of a director of SE confirming SE’s bye-laws, directorships and relationship with the Borrower.

(h)	A Registrar’s Certificate relating to SH issued by the Registrar of Companies, Barbados.
2. Legal opinions
(a)	A legal opinion of Clifford Chance Wong Pte Ltd, legal advisers to the Lenders as to matters of English law.

(b)	A legal opinion of Walkers, legal advisers to the Lenders as to matters of BVI law.

(c)	A legal opinion of Conyers Dill & Pearman, legal advisers to the Lenders as to matters of Bermuda law.

(d)	A legal opinion of Clarke Gittens and Farmer, legal advisers to the Lenders as to matters of Barbadian law.

(e)	A legal opinion of Clifford Chance, legal advisers to the Lenders as to matters of Hong Kong law.

(f)	A legal opinion of Lackowicz Shier & Hoffman as to matters of Canadian law.
3. Finance Documents
An original of each Finance Document, including any Subordination Agreements required in order to ensure that existing loans to Obligors or Group members from their Affiliates are Permitted Financial Indebtedness.
4. Project Documents
A certified copy of each duly executed Project Document.
5. Shares
(a)	All share certificates and share or stock transfer forms duly executed by the relevant Obligor in blank in relation to the certificated shares subject to or expressed to be subject to the Transaction Security.

(b)	A copy of the register of members of each company whose shares are subject to or expressed to be subject to the Transaction Security.

(c)	A copy of the constitutional documents of each company whose shares are expressed to be subject to the Transaction Security and any shareholders’ agreement or resolution amending or varying the rights attaching to those shares.

(d)	Delivery of all ancillary documents which are required to be given under the terms of the Borrower Share Charge and the SZ Share Charge including:
(i)	share certificates representing the charged shares;

(ii)	share transfer forms (executed in blank) substantially in the form set out in Schedule 1 to the Borrower Share Charge and the SZ Share Charge;

(iii)	duly executed and dated shareholders letter of authority in the form of Schedule 2 to the Borrower Share Charge and the SZ Share Charge;

(iv)	an executed proxy and power of attorney in the forms set out in Parts I and II of Schedule 3 to the Borrower Share Charge and the SZ Share Charge;

(v)	executed but undated written resolutions of the board of directors of the Borrower and SZ substantially in the form of Schedule 5 to the Borrower Share Charge and the SZ Share Charge together with letters of authority to date the same from each of the directors or alternate directors in the form of Schedule 4 to the Borrower Share Charge and the SZ Share Charge; and

(vi)	an undertaking from each of the Borrower and SZ to register transfers of the shares which are charged pursuant to the Borrower Share Charge and the SZ Share Charge to the Security Trustee or its nominee in the form set out in Schedule 6 of the Borrower Share Charge and the SZ Share Charge.
(e)	A certified copy of the Articles of Amendment for SH evidencing the amendment to the restriction on the transfer of shares in SH contained in the Articles of Incorporation of SH.

(f)	A copy of the letter issued by the Exchange Control Authority of the Central Bank of Barbados granting permission in principle for the transfer of the shares in the capital of SH.

(g)	Delivery of all ancillary documents which are required to be given under the terms of the SE Share Charge, including:
(i)	the blank instruments of transfer to be signed by SH;

(ii)	the form of proxy form to be signed by SH and witnessed by a notary public in Barbados;

(iii)	a letter of resignation and release; and

(iv)	SE’s undertaking to register transfer of shares which are charged under the SE Share Charge on enforcement of the SE Share Charge.
6. Intentionally blank
7. Other documents and evidence
(a)	Delivery by each Obligor of a copy of the acceptance of any agent for service of process required to be appointed by it under the Finance Documents.

(b)	A copy of any other Authorisation or other document, certificate, information, opinion or assurance which the Agent considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 13 (Fees) and Clause 18 (Costs and expenses) have been paid or will be paid on or before the first Utilisation Date.

(e)	Delivery of a confirmation from the Account Bank that the Revenue Account and Distribution Account have been established and the terms of the Revenue Account and the Distribution Account.

(f)	Delivery of the first Independent Reserves Report, duly prepared or audited by the Independent Engineer.

(g)	Delivery of an initial Lenders’ Technical Report.

(h)	Delivery of all notices and acknowledgements which are required to be given under the terms of the Security Documents.

(i)	Evidence that the insurances required under Clause 23.18 (Insurances) are in full force and effect.

(j)	Evidence that all stamp, registration and similar taxes or fees which are then due and payable in connection with the Finance Documents have been paid or transmitted to the Agent’s counsel in relevant jurisdictions for the purpose of effecting any required payment.

(k)	Evidence that any filings or registrations recommended to be made by the first Utilisation Date by counsel to the Finance Parties have been made, including:
(i)	in respect of the Accounts Assignment, a certified copy of the updated Register of Charges of the Borrower and a confirmation from the registered agent of the Borrower in writing that such Register of Charges has been filed with the BVI Registry of Corporate Affairs;

(ii)	in respect of the Borrower Debenture, a certified copy of the updated Register of Charges of the Borrower and a confirmation from the registered agent of the Borrower in writing that such Register of Charges has been filed with the BVI Registry of Corporate Affairs;

(iii)	in respect of the SZ Debenture, a certified copy of the updated Register of Charges of SZ and a confirmation from the registered agent of SZ in writing that such Register of Charges has been filed with the BVI Registry of Corporate Affairs;

(iv)	in respect of the Borrower Share Charge, a certified copy of the Register of Members of the Borrower annotated in accordance with Clause 3.4 of the Borrower Share Charge and a confirmation from the registered agent of the Borrower in writing that such Register of Members has been filed with the BVI Registry of Corporate Affairs;

(v)	in respect of the SZ Share Charge, a certified copy of the Register of Members of SZ annotated in accordance with Clause 3.4 of the SZ Share Charge and a confirmation from the registered agent of SZ in writing that such Register of Members has been filed with the BVI Registry of Corporate Affairs;

(vi)	evidence that the Borrower Share Charge has been presented for registration with the Registrar of Companies pursuant to Section 55 of the Companies Act 1981 of Bermuda;

(vii)	evidence that the SZ Share Charge has been presented for registration with the Companies Registrar of Bermuda pursuant to Section 55 of the Companies Act 1981 of Bermuda;

(viii)	evidence that the SE Debenture has been presented for registration with the Companies Registrar of Bermuda pursuant to Section 55 of the Companies Act 1981 of Bermuda;

(ix)	evidence that the SE Share Charge has been presented for registration with the Companies Registrar of Bermuda pursuant to Section 61 of the Companies Act 1981 of Bermuda;

(x)	evidence that the SH Share Charge has been presented to the Registrar of Companies, Barbados for the adjudication and payment of stamp duty thereon and that two originals of the SH Share Charge together with an appropriate statement of charge with respect thereto have been presented for filing with the Registrar of Companies, Barbados, which evidence shall include an Official Receipt issued by the Registrar of Companies, Barbados with respect to the payment of the lodgement fee for the SH Share Charge and a declaration from a director of SH confirming that the requirements as to stamping and lodgement have been complied with;

(xi)	evidence that the SH Debenture has been presented to the Registrar of Companies, Barbados for the adjudication and payment of stamp duty thereon and that two originals of the SH Debenture together with an appropriate statement of charge with respect thereto have been presented for filing with the Registrar of Companies, Barbados, which evidence shall include an Official Receipt issued by the Registrar of Companies, Barbados with respect to the payment of the lodgement fee for the SH Debenture and a declaration from a director of SH confirming that the requirements as to stamping and lodgement have been complied with;

(xii)	evidence that the SE Share Charge has been presented to the Registrar of Companies, Barbados for the adjudication and payment of stamp duty thereon and that two original copies of the SE Share Charge together with an appropriate statement of charge with respect thereto have been presented for filing with the Registrar of Companies, Barbados, which evidence shall include an Official Receipt issued by the Registrar of Companies, Barbados with respect to the payment of the lodgement fee for the SH Debenture and a declaration from a director of SH confirming that the requirements as to stamping and lodgement have been complied with; and

(xiii)	evidence that this Agreement has been presented to the Registrar of Companies, Barbados for the adjudication and payment of stamp duty thereon.

(l)	A certified copy of the Bank of Montreal Payment Instructions from Ivanhoe to the Bank of Montreal.

(m)	Evidence that all of the shares of Sunwing Energy are fully paid.

SCHEDULE 3
Utilisation Request
From:
To:           [Agent]
Dated:
Dear Sirs
Pan-China Resources Ltd. – Up to $30,000,000 Facility Agreement
dated [      ] (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:           [                  ] (or, if that is not a Business Day, the next Business Day)
Amount:                                         [          ] or, if less, the Facility
3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the Revenue Account.

5.	This Utilisation Request is irrevocable.
Yours faithfully
__________________
authorised signatory for
Pan-China Resources Ltd.

SCHEDULE 4
Form of Transfer Certificate
To:           [      ] as Agent
From:      [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Pan-China Resources Ltd. – Up to $30,000,000 Facility Agreement
dated [      ] (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office, address, e-mail address, fax number and attention details for notices of the New Lender for the purposes of Clause 45.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number, e-mail address, and attention details for notices and account details for payments,]
     [Existing Lender]                                                             [New Lender]
     By:                                                                                       By:
     This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                     ].
     [Agent]
     By:

SCHEDULE 5
Form of Accession Undertaking
To:      [Insert full name of current Security Trustee], for itself and each of the other Parties to the Facility Agreement referred to below.
THIS UNDERTAKING is made on [date] by [insert full name of new Lender/Hedge Counterparty/Agent] (the “Acceding [Lender/Hedge Counterparty/Agent]”) in relation to the Facility Agreement (the “Facility Agreement”) dated [     ] between [INSERT NAME OF SECURITY TRUSTEE] as security trustee, [INSERT NAMES OF AGENT] as agent, the Lenders, the Borrower and others. Terms defined in the Facility Agreement shall bear the same meanings when used in this Undertaking.
In consideration of the Acceding [Lender/Hedge Counterparty/Agent] being accepted as [a Lender/Agent/Hedge Counterparty] for the purposes of the Facility Agreement, the Acceding [Lender/Hedge Counterparty/Agent] confirms that, as from [date], it intends to be party to the Facility Agreement as a [Lender/Agent] [Hedge Counterparty], and undertakes to perform all the obligations expressed in the Facility Agreement to be assumed by [an Agent/a Lender/Hedge Counterparty] and agrees that it shall be bound by all the provisions of the Facility Agreement, as if it had been an original party to the Facility Agreement.
[The following documents, having been approved in accordance with the terms of the Facility Agreement shall be treated as “Hedge Agreements” for the purpose of the Facility Agreement: [specify documents].]
This Undertaking shall be governed by and construed in accordance with English law.
THIS UNDERTAKING has been entered into on the date stated above.
Acceding [Lender/Agent/Hedge Counterparty]
[EXECUTED as a deed
[insert full name of Acceding
Lender, Hedge Counterparty or Agent ]
By:
Address:
Fax:

Accepted by the Security Trustee:	Accepted by the Agent

for and on behalf of	for and on behalf of

[Insert actual name of Security Trustee]	[Insert actual name of Agent]

Date:	Date:

SCHEDULE 6
Timetables

Delivery of a duly completed	U-3
Utilisation Request (Clause 7.1	9.30 a.m.
(Delivery of a Utilisation Request for a Loan))	(Singapore time)

Agent notifies the Lenders of the	U-3
Loan in accordance with Clause 7.6	3.00 p.m.
(Lenders’ participation)	(Singapore time)

LIBOR is fixed	Quotation Day as of 11:00 a.m.
(London time)
“U” =                date of Utilisation
“U — X” =      X Business Days prior to date of Utilisation

SCHEDULE 7
The Accounts
1.	ESTABLISHMENT OF THE ACCOUNTS

The Borrower shall establish with the Account Bank, and in accordance with the provisions of the Finance Documents shall maintain, the Accounts.

2.	NOTICE OF SECURITY INTERESTS

The Borrower hereby gives notice to the Account Bank of the Security granted by the Borrower to the Finance Parties over the Accounts and the Account Bank acknowledges the same.

3.	OTHER ACCOUNTS

The Borrower shall not maintain or establish any other account with any other bank other than the Bank of Montreal Account and the Onshore Payments Accounts.

4.	INTEREST

Any amounts from time to time standing to the credit of the Accounts shall bear interest in the currency in which such amount is denominated in accordance with the rates of interest generally applicable to similar accounts held with the Account Bank.

5.	DEPOSITS

5.1	Subject to Clause 5.2, the Obligors shall procure that any payments received by any member of the Group are paid directly into the Revenue Account.

5.2	The Borrower shall ensure that all payments received by it under any production sharing contract which relates to a Borrowing Base Asset are paid directly into the Bank of Montreal Account and promptly from the Bank of Montreal Account into the Revenue Account.

5.3	Clause 5.1 shall not apply to:
(a)	the payment of any insurance proceeds received by any member of the Group in respect of any contracts of insurance in relation to any Borrowing Base Asset which are required to be paid into a joint account under any joint operating agreement in respect of any Borrowing Base Asset; and

(b)	any joint accounts which are required to be maintained separately by a member of the Group as operator of any Borrowing Base Asset or other Field where the same has been approved by the Majority Lenders.
6.	WITHDRAWALS

6.1	The Borrower may:
(a)	unless a Default is continuing or during an Operational Lock-Up Period, make withdrawals or transfers from the Revenue Account monthly, for credit to the

Onshore Payments Accounts (or otherwise), to make (i) Permitted Payments included in the then current Financial Projection and which are scheduled to fall due during the immediately succeeding month and (ii) other Permitted Payments which are then due provided that the amount of such other Permitted Payments during any period to which an Operating Budget relates shall not exceed 10% of the aggregate Permitted Payments included in the relevant Operating Budget for such period; and

(b)	on any Repayment Date and up to ten Business Days thereafter, provided that no Default is continuing and that such payment does not fall during an Operational Lock-Up Period, and after making any payments required under this Agreement, make transfers from the Revenue Account to the Distribution Account provided further that after the making of such transfers, the amount standing to the credit of the Revenue Account would be greater than the sum of the Projected Payments projected in the relevant Financial Projection to be paid during the period from and including such Repayment Date to and including the date falling six Months thereafter (such sum being the “Opex Reserve”).
6.2	During any Operational Lock-Up Period, the Borrower hereby irrevocably authorises the Agent to apply such sums as are standing to the account of the Revenue Account towards the prepayment of the Loan so as to ensure that, after effecting such prepayment, the Loan is equal to the Borrowing Base Amount.

6.3	In addition to its rights under Clause 6.2, if an Obligor fails to make any payment of any amount under the Finance Documents on its due date, the Agent may transfer an amount, which is equal to the amount due and payable but unpaid by such Obligor, from the Revenue Account to the account of the Agent for the purpose of making such payment in accordance with such Finance Document.

6.4	Except as set out in the Finance Documents, no person shall be entitled to require the Account Bank to make, and the Account Bank shall not make, any payment out of funds standing to the credit of the Accounts.

6.5	The Borrower may only make transfers and withdrawals from the Distribution Account with the prior consent of the Agent.

7.	ACCOUNT MANDATES

The Account Bank shall maintain the Accounts in accordance with:
(a)	any mandate agreed between the Borrower and the Account Bank;

(b)	its normal banking practices; and

(c)	the provisions of the Finance Documents,
provided that, if there is any conflict between the Finance Documents and any mandate agreed between the Borrower and the Account Bank or the Account Bank’s normal practices, the provisions of the Finance Documents shall prevail but only to the extent that the Account Bank would not be in breach of any law as a result.

8.	CURRENCY

8.1	The Borrower shall direct the Account Bank to convert monies received by it or paid by it or paid on its behalf to the Account Bank for crediting to the Revenue Account which is not denominated in the currency of the Revenue Account into the currency of the Revenue Account.

8.2	If requested by the Borrower or the Agent, the Account Bank may effect spot foreign exchange transactions in relation to funds to be withdrawn from the Revenue Account in order that the Borrower may satisfy its obligations as and when such obligations may arise in a currency other than dollars.

9.	GENERAL PROVISIONS

9.1	The Account Bank will provide the Borrower, for each calendar month, a full statement of the balance of and payments into and from the Accounts. Copies of such statements will be provided to the Agent.

9.2	The Account Bank agrees that it shall not claim or exercise any security interest, set-off or counterclaim or other right in respect of the Accounts, the funds in such Accounts or debts represented by them.

SCHEDULE 8
Subordination Terms
1.	SUBORDINATION

Each Obligor (each a “Subordinated Creditor”) undertakes to the Secured Parties that, following the occurrence of an Event of Default which is continuing, it shall not, except as the Agent has previously consented in writing:
(a)	unless paragraph 4.1 below applies, demand or receive payment or any distribution in respect, or on account, of any indebtedness owing to it by any other Obligor (“Subordinated Indebtedness”) or apply any money or assets in discharge of the Subordinated Indebtedness;

(b)	discharge any of the Subordinated Indebtedness by set-off;

(c)	permit to subsist or receive any Security for any of the Subordinated Indebtedness;

(d)	permit to subsist or receive any guarantee or other assurance against loss in respect of any of the Subordinated Indebtedness;

(e)	amend, vary, waive or release any term relating to the Subordinated Indebtedness or allow any of the foregoing to occur;

(f)	assign, factor or dispose of, or create or permit to subsist any Security over, any of the Subordinated Indebtedness or its proceeds or any interest in the Subordinated Indebtedness or its proceeds to, or in favour of, any person other than the Secured Parties.
2.	OTHER OBLIGATIONS

2.1	Each Obligor undertakes to the Secured Parties that, unless paragraph 4.1 below applies, it shall not, except if the Agent has previously consented in writing:
(a)	enforce the Subordinated Indebtedness by execution of judgment or otherwise; or

(b)	initiate or support or permit to be taken any steps with a view to any insolvency, dissolution or similar proceedings in respect of such Obligor (whether relating to the default in payment of the Subordinated Indebtedness or any other liability owed).
2.2	Each Obligor undertakes to the Secured Parties that, following the occurrence of an Event of Default which is continuing, it shall not, except if the Agent has previously consented in writing:
(a)	unless paragraph 4.1 below applies:
(i)	declare any Subordinated Indebtedness prematurely due and payable; or

(ii)	otherwise exercise any remedy for the recovery of the Subordinated Indebtedness;
(b)	subordinate any of the Subordinated Indebtedness or its proceeds to any person other than the Secured Parties;

(c)	transfer by novation or otherwise any of its rights or obligations in respect of any Subordinated Indebtedness to any person; or

(d)	take or omit to take any action whereby the subordination intended to be effected by this Agreement may be impaired.
3.	TURNOVER OF NON-PERMITTED RECOVERIES

3.1	If an Event of Default occurs and is continuing, and:
(a)	a Subordinated Creditor receives a payment or distribution in respect of any of the Subordinated Indebtedness; or

(b)	any person makes any payment or distribution on account of the purchase or other acquisition of any of the Subordinated Indebtedness, that Subordinated Creditor shall hold the same in trust for and as the property of the Secured Parties and pay and distribute it to the Secured Parties for application towards the liabilities of each Obligor under the Finance Documents until such liabilities are irrevocably paid in full.
3.2	If any of the Subordinated Indebtedness is discharged by set-off at a time or in a manner which is contrary to this Agreement, the Subordinated Creditor will immediately pay an amount equal to that discharge to the Secured Parties for application towards the liabilities of each Obligor under the Finance Documents until such liabilities are irrevocably paid in full.

4.	SUBORDINATION ON INSOLVENCY

9.3	If an Event of Default occurs and is continuing, then:
(a)	the Subordinated Indebtedness will be subordinate in right of payment to the liabilities of each Obligor under the Finance Documents;

(b)	the Agent on behalf of the Secured Parties shall, and is irrevocably authorised on behalf of the Subordinated Creditor to:
(i)	claim, enforce and prove for the Subordinated Indebtedness;

(ii)	file claims and proofs, give receipts and take all such proceedings and do all such things as it sees fit to recover the Subordinated Indebtedness; and

(iii)	receive all distributions on the Subordinated Indebtedness for application towards the liabilities of each Obligor under the Finance Documents until such liabilities are irrevocably paid in full;

(c)	if and to the extent that the Agent is not entitled to do any of the foregoing, the Subordinated Creditor will do so in good time in accordance with any directions as may be given to the Subordinated Creditor by the Agent;

(d)	the Subordinated Creditor will hold all distributions in cash or in kind received or receivable by it in respect of the Subordinated Indebtedness in trust for and as the property of the Secured Parties and will (at the Subordinated Creditor’s expense) pay and transfer the same to the for application towards the liabilities of each Obligor under the Finance Documents until such liabilities are irrevocably paid in full; and

(e)	the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of each Obligor or its proceeds is directed to pay distributions on the Subordinated Indebtedness direct to the Secured Parties for application towards the liabilities of each Obligor under the Finance Documents until such liabilities are irrevocably paid in full. The Subordinated Creditor will give all such notices and do all such things as the Agent may direct to give effect to this provision.
5.	PERPETUITY PERIOD

For the purposes of the rule against perpetuities, if applicable, the perpetuity period in relation to any trust created under this Agreement shall be 80 years from the date of this Agreement.

6.	FAILURE OF TRUST

If, for any reason, a trust in favour of, or a holding of property for, the Secured Parties is invalid or unenforceable, the Subordinated Creditor will pay and deliver to the Secured Parties an amount equal to the relevant payment, receipt or recovery.

SCHEDULE 9
Hedging
Part 1
Interest Rate Hedging

1.	Interpretation

For the purposes of this Schedule, capitalised terms used herein which are not defined in this Agreement shall have the meaning given to such terms in the 1992 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc (1992 Definitions).

2.	Notional Amount to be Hedged

The Borrower shall enter into Hedge Agreements relating to interest swaps (which may include collars) (“Interest Swap Agreements”) in relation to up to 75% of the Facility, for the period from first Utilisation until the Termination Date (as projected in the Financial Model).

3.	Permitted Interest Hedging Instruments

The Borrower may, in satisfaction of its obligations under paragraph 2 above, use interest rate swaps which shall be at rates which do not exceed the rate notified to and accepted by the Agent.

4.	Timing of Permitted Interest Hedge

Interest Swap Agreements providing for interest rate hedging as required under paragraph 2 above shall be entered into by the Borrower on or before the date of first Utilisation.

5.	Permitted Interest Hedge Counterparties

The Borrower may only enter into Interest Swap Agreements with a Hedge Counterparty.

6.	Terms of Permitted Interest Swap Agreements

All Interest Swap Agreements shall be:
(a)	on the terms of the 1992 International Swaps and Derivatives Association, Inc., Master Agreement (Multicurrency-Cross Border) (the “ISDA Master Agreement”), with such amendments as are agreed between the Borrower and the Agent or any other format reasonably acceptable to the Agent;

(b)	provide for payment dates and business day conventions which match those applicable to the Loans under the Finance Documents;

(c)	provide for full two way payments (with the Borrower being a Fixed Rate Payer) and the payment measure and payment method for such swap transactions in the event of early termination, whether upon a Termination

Event or an Event of Default, shall be Second Method and Market Quotation respectively (each of the foregoing capitalised terms as used in the ISDA Master Agreement); and

(d)	subject to the terms of this Agreement with respect to Hedge Agreements.
7.	Security and Ranking

The counterparties to the Interest Swap Agreements shall, subject to the provisions of Section 12 (Security and Priority) of this Agreement and paragraph 10(b) below, share in the Transaction Security pari passu with the other Secured Parties.

8.	Payments under Permitted Interest Hedge Agreements

Any payments due from the Borrower under an Interest Swap Agreement, without prejudice to the rights of the Agent under Schedule 7 (The Accounts) of this Agreement, shall be paid out of the Revenue Account in accordance with Schedule 7 (The Accounts).

9.	Termination of Permitted Interest Hedge Agreements

A transaction under an Interest Swap Agreement may be terminated prior to its maturity:
(a)	by the Borrower only in the circumstances provided for in such Interest Swap Agreement; or

(b)	by the Interest Hedge Counterparty at the request of the Agent, if the Agent has issued a notice under Clause 36.3 (Hedge Counterparties: required enforcement) of this Agreement; or

(c)	by a Hedge Counterparty only in the circumstances provided for in such Interest Swap Agreement which shall be consistent with Clause 36.2 (Hedge Counterparties: permitted enforcement).
10.	Realised Hedge Losses
(a)	If the Borrower fails to pay any amount payable by the Borrower to a Hedge Counterparty under an Interest Swap Agreement (excluding default interest) upon an early termination of any transaction or transactions thereunder (“Realised Hedge Loss”), then interest shall accrue in respect of such Realised Hedge Loss in accordance with Clause 10.3 (Default Interest).

(b)	Realised Hedge Losses shall be calculated on a net basis across the transactions under the relevant Interest Swap Agreement in accordance with the applicable terms thereof.

Part 2
Oil and Gas Hedging
The Borrower and the Agent shall, prior to or concurrent with the first Utilisation, agree a commodity price hedging strategy. The intent of this strategy will be to partially mitigate commodity price risk and provide support to availability levels under the Borrowing Base Assets. The Borrower and the Agent agree that, as a target, 50-70% of current and future production during the life of the Facility will be hedged. This strategy can be achieved costlessly through the use of zero-cost collars, zero-cost three ways, participating swaps or other commonly used structures. These structures do not require an upfront payment by the Borrower and serve to allow upside participation while boosting the availability under the Facility.

SCHEDULE 10
Operating Budgets
1.	The Borrower must, not later than 60 days before each Half-year Date, provide to the Agent a draft operating budget for the six Month period following such date, showing a forecast of likely expenditure (including capital expenditure) anticipated to be incurred in each month during that period.
2.	If the draft operating budget submitted under paragraph 2 above is approved by the Majority Lenders (following consultation with the Independent Engineer), it will become the Operating Budget for that period. The Majority Lenders must not act unreasonably in rejecting a draft operating budget and must give the Borrower reasonable details of their reasons for rejecting any draft operating budget.
3.	If a draft operating budget is rejected, and the Majority Lenders (following consultation with the Independent Engineer) and the Borrower cannot agree on an Operating Budget by the date falling one Month prior to the start of the period to which such draft operating budget applies, the matter will be referred to the Independent Engineer.
4.	The determination of the Independent Engineer will (save in the case of manifest error) be final and binding on all the Parties and will be used in the relevant Operating Budget.
5.	If the matter is referred to the Independent Engineer, the Operating Budget will be compiled using items in the previous Operating Budget until such time as the Independent Engineer has provided a final determination.

SCHEDULE 11
Conditions Subsequent
1.	The Borrower shall, by the date falling 30 days after the date of this Agreement, deliver to the Agent evidence satisfactory to the Agent that the inconsistencies between the Borrower’s foreign exchange registration certificate and the Borrower’s business license have been rectified.
2.	The Borrower shall, by the date falling 30 days after the date of this Agreement, deliver to the Agent evidence satisfactory to the Agent that the inconsistencies between SZ’s local tax registration certificate and SZ business license have been rectified.
3.	The Borrower shall, by the date falling 30 days after the date of this Agreement, deliver to the Agent evidence satisfactory to the Agent that the Borrower has completed local tax registration in the PRC, or a certified copy of a letter from relevant local tax authority in the PRC to the Borrower confirming that no such tax registration is required.
4.	The Borrower shall, by the date falling 30 days after the date of this Agreement, deliver to the Agent evidence satisfactory to the Agent that SZ has completed state tax registration in the PRC.
5.	The Borrower shall, by the date falling 28 days from the date that the Accounts Assignment is executed, deliver or procure to be delivered to the Agent a certificate of registration issued by the Registrar of Corporate Affairs relating to the Accounts Assignment and the filed and stamped copy of the Register of Charges of the Borrower.
6.	The Borrower shall, by the date falling 28 days from the date that the Borrower Debenture is executed, deliver or procure to be delivered to the Agent a certificate of registration issued by the Registrar of Corporate Affairs relating to the Borrower Debenture and the filed and stamped copy of the Register of Charges of the Borrower.
7.	The Borrower shall, by the date falling 28 days from the date that the SZ Debenture is executed, deliver or procure to be delivered to the Agent a certificate of registration issued by the Registrar of Corporate Affairs relating to the SZ Debenture and the filed and stamped copy of the Register of Charges of SZ.
8.	The Borrower shall, by the date falling 28 days from the date that the Borrower Share Charge is executed, deliver or procure to be delivered to the Agent the filed and stamped copy of the annotated Register of Members of the Borrower.
9.	The Borrower shall, by the date falling 28 days from the date that the SZ Share Charge is executed, deliver or procure to be delivered to the Agent the filed and stamped copy of the annotated Register of Members of SZ.
10.	The Borrower shall, by the date falling 28 days after the date that the Borrower Share Charge is executed, deliver or procure to be delivered to the Agent a copy of the certificate of registration of charge or other evidence showing that the Borrower Share Charge has been duly registered with the Companies Registrar of Bermuda.

11.	The Borrower shall, by the date falling 28 days after the date that the SZ Share Charge is executed, deliver or procure to be delivered to the Agent a copy of the certificate of registration of charge or other evidence showing that SZ Share Charge has been duly registered with the Companies Registrar of Bermuda.
12.	The Borrower shall, by the date falling 28 days after the date that the SE Debenture is executed, deliver or procure to be delivered to the Agent a copy of the certificate of registration of charge or other evidence showing that SE Debenture has been duly registered with the Companies Registrar of Bermuda.
13.	The Borrower shall, by the date falling 28 days after the date that the SE Share Charge is executed, deliver or procure to be delivered to the Agent a copy of the certificate of registration of charge or other evidence showing that SE Share Charge has been duly registered with the Companies Registrar of Bermuda.
14.	The Borrower shall, by the date falling six Months after the date that the SH Share Charge is executed, deliver or procure to be delivered to the Agent a Certificate of Registration of Statement of Charge relating to the SH Share Charge, issued by the Registrar of Companies, Barbados.
15.	The Borrower shall, by the date falling six Months after the date that the SH Debenture is executed, deliver or procure to be delivered to the Agent a Certificate of Registration of Statement of Charge relating to the SH Debenture, issued by the Registrar of Companies, Barbados.
16.	The Borrower shall, by the date falling six Months after the date that the SE Share Charge is executed, deliver or procure to be delivered to the Agent a Certificate of Registration of Statement of Charge relating to the SE Share Charge, issued by the Registrar of Companies, Barbados.
17.	The Borrower shall, as soon as reasonably practicable after the date of the Accounts Assignment (and in any event within five weeks after the date of the Accounts Assignment), procure that the statutory prescribed particulars of the Accounts Assignment are duly presented to the Hong Kong Companies Registry for registration.

SCHEDULE 12
Form of Payment Invoice
[On Borrower’s letterhead]
Date:
[Addressee]
Dear Sirs
Crude Oil Financial Statement in respect of [          ] for the month of [           ]
As per the [insert name of relevant contract] dated [           ] entered into between China National Petroleum Trading Corporation and Pan-China Resources Ltd. (“Pan-China”), please find attached the following for the month of [           ]:
1.	Financial Oil Settlement Statements approved by Pan-China and JMC;
2.	Crude Oil Settlement Statements duly signed and approved by Pan-China, JMC and [insert names of other approving parties]; and
3.	calculation of [ ] oil prices.
The Financial Oil Settlement Statement details that your company owes the amount of $[           ] to Pan-China.
Please review the attached and wire the amount of $[           ] to the account of Pan-China Resources Ltd., as follows:

Beneficiary:	Pan-China Resources Ltd. c/o Ivanhoe Energy Inc.

Beneficiary Bank:	Bank of Montreal 595 Burrard Street Vancouver, B.C., Canada

Account Number:	4653-643

Branch Number:	001

Transit Number:	004
As per [insert relevant article numbers] of the “Oil Price and Transportation Fee Agreement”, please make payment to the above account within 30 days of receipt of this financial oil settlement statement, failing which we will charge a penalty of seven days term LIBOR plus 5% on any outstanding amount.
Yours faithfully
Pan-China Resources Ltd.

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
SIGNATURES
THE BORROWER
EXECUTED as a DEED for and on behalf of
PAN-CHINA RESOURCES LTD.

By:	“Gordon Lancaster”

Name:	Gordon Lancaster

Title:	Chief Financial Officer

Address:	Suite 654 — 999 Canada Place Vancouver BC Canada V6C 3E1

Attention:	Gordon Lancaster, Chief Financial Officer

Facsimile:	+1 (604) 682 2060

E-mail:	gordonl@ivancorp.com / maryv@ivancorp.com
In the presence of:
“Maria Davidson”

Notary Public

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
THE GUARANTORS
EXECUTED as a DEED for and on behalf of
SUNWING ENERGY LTD.

By:	“Gordon Lancaster”

Name:	Gordon Lancaster

Title:	Chief Financial Officer

Address:	Suite 654 — 999 Canada Place Vancouver BC Canada V6C 3E1

Attention:	Gordon Lancaster, Chief Financial Officer

Facsimile:	+1 (604) 682 2060

E-mail:	gordonl@ivancorp.com / maryv@ivancorp.com
In the presence of:
“Maria Davidson”

Notary Public

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
The common seal of
SUNWING HOLDING CORPORATION
was hereto set and affixed by
the duly appointed director thereof

By:	“Gordon Lancaster”

Name:	Gordon Lancaster

Title:	Chief Financial Officer

Address:	Suite 654 — 999 Canada Place Vancouver BC Canada V6C 3E1

Attention:	Gordon Lancaster, Chief Financial Officer

Facsimile:	+1 (604) 682 2060

E-mail:	gordonl@ivancorp.com / maryv@ivancorp.com
In the presence of:
“Maria Davidson”

Notary Public

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
EXECUTED as a DEED for and on behalf of
SUNWING ZITONG ENERGY LTD.

By:	“Gordon Lancaster”

Name:	Gordon Lancaster

Title:	Chief Financial Officer

Address:	Suite 654 — 999 Canada Place Vancouver BC Canada V6C 3E1

Attention:	Gordon Lancaster, Chief Financial Officer

Facsimile:	+1 (604) 682 2060

E-mail:	gordonl@ivancorp.com / maryv@ivancorp.com
In the presence of:
“Maria Davidson”

Notary Public

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
THE ARRANGER
SIGNED for and on behalf of
STANDARD BANK PLC

By:	“Nicholas Hamilton”

Name:	Nicholas Hamilton

Title:	Chief Executive, Asia

Address:	5th Floor, Cannon Bridge House 25 Dowgate Hill London EC4R 2SB United Kingdom

Attention:	Head of Loans Administration

Facsimile:	+852 2822 7999

E-mail:	hkloansadmin@standardbank.com.hk
In the presence of:
“Amy Wong Sok Fan”

Notary Public

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
THE AGENT
SIGNED for and on behalf of
STANDARD BANK PLC

By:	“Nicholas Hamilton”

Name:	Nicholas Hamilton

Title:	Chief Executive, Asia

Address:	5th Floor, Cannon Bridge House 25 Dowgate Hill London EC4R 2SB United Kingdom

Attention:	Head of Loans Administration

Facsimile:	+852 2822 7999

E-mail:	hkloansadmin@standardbank.com.hk
In the presence of:
“Amy Wong Sok Fan”

Notary Public

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
THE SECURITY TRUSTEE
SIGNED for and on behalf of
STANDARD BANK PLC

By:	“Nicholas Hamilton”

Name:	Nicholas Hamilton

Title:	Chief Executive, Asia

Address:	5th Floor, Cannon Bridge House 25 Dowgate Hill London EC4R 2SB United Kingdom

Attention:	Head of Loans Administration

Facsimile:	+852 2822 7999

E-mail:	hkloansadmin@standardbank.com.hk
In the presence of:
“Amy Wong Sok Fan”

Notary Public

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
THE ACCOUNT BANK
SIGNED for and on behalf of
STANDARD BANK ASIA LIMITED

By:	“Nicholas Hamilton”

Name:	Nicholas Hamilton

Title:	Chief Executive, Asia

Address:	36th Floor, Two Pacific Place 88 Queensway Hong Kong

Attention:	Head of Loans Administration

Facsimile:	+852 2822 7999

E-mail:	hkloansadmin@standardbank.com.hk
In the presence of:
“Amy Wong Sok Fan”

Notary Public

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
THE LENDER
SIGNED for and on behalf of
STANDARD BANK PLC

By:	“Nicholas Hamilton”

Name:	Nicholas Hamilton

Title:	Chief Executive, Asia

Address:	5th Floor, Cannon Bridge House 25 Dowgate Hill London EC4R 2SB United Kingdom

Attention:	Head of Loans Administration

Facsimile:	+852 2822 7999

E-mail:	hkloansadmin@standardbank.com.hk
In the presence of:
“Amy Wong Sok Fan”

Notary Public

Signature pages to
Facility Agreement
for Pan-China Resources Ltd.
THE HEDGE COUNTERPARTY
SIGNED for and on behalf of
STANDARD BANK PLC

By:	“Nicholas Hamilton”

Name:	Nicholas Hamilton

Title:	Chief Executive, Asia

Address:	Cannon Bridge House 25 Dowgate Hill London EC4R 2SB United Kingdom

Attention:	Legal and Documentation Department

Facsimile:	+44 20 7815 3099
In the presence of:
“Amy Wong Sok Fan”

Notary Public